                                                                   Exhibit 10.14

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                MANUFACTURING AND

                                SUPPLY AGREEMENT

                                 BY AND BETWEEN

                            DSM PHARMACEUTICALS, INC.

                                       AND

                                  AAIPHARMA LLC

                       MANUFACTURING AND SUPPLY AGREEMENT
                    DSM PHARMACEUTICALS, INC./AAI PHARMA LLC

                                TABLE OF CONTENTS

ARTICLE 1:    DEFINITIONS.................................................     1
ARTICLE 2:    PRODUCT DEVELOPMENT.........................................     3
ARTICLE 3:    VALIDATION AND.TESTING......................................     3
ARTICLE 4:    MANUFACTURE.................................................     4
ARTICLE 5:    REPRESENTATIONS AND WARRANTIES..............................     6
ARTICLE 6:    QUALITY ASSURANCE...........................................     9
ARTICLE 7:    FORECASTS, ORDER AND SALES..................................    10
ARTICLE 8:    PRICES TERMS OF PAYMENT.....................................    12
ARTICLE 9:    SHIPPING DEFECTS, RETURNS...................................    13
ARTICLE 10:   INTELLECTUAL PROPERTY AND CONFIDENTIALITY...................    14
ARTICLE 11:   TERM AND TERMINATION........................................    15
ARTICLE 12:   INDEMNIFICATION AND INSURANCE...............................    18
ARTICLE 13:   REGULATORY MATTERS; RECORDS.................................    21
ARTICLE 14:   ARBITRATION OF DISPUTES.....................................    23
ARTICLE 15:   NOTICES.....................................................    23
ARTICLE 16:   EQUIPMENT PURCHASES.........................................    24
ARTICLE 17:   MISCELLANEOUS...............................................    25

                        MANUFACTURING AND SUPPLY AGREEMENT
                    DSM PHARMACEUTICALS, INC./AAI PHARMA LLC

THIS MANUFACTURING AND SUPPLY AGREEMENT (this "Supply Agreement") is made and entered into as of JANUARY 26, 2004 (the "Effective Date"), by and between AAIPHARMA LLC, a limited liability company with its principal place of business at 2330 Scientific Park, Wilmington, North Carolina 28405 ("AAI"); and DSM PHARMACEUTICALS, INC., a Delaware corporation with its principal place of business at located at 5900 NW Greenville Blvd., Greenville, NC 27834 ("DSM") (each individually referred to as a "Party" and collectively as the "Parties").

BACKGROUND:

AAI desires to engage DSM to become qualified to Manufacture, and to Manufacture, certain Products (as each term is defined below) for subsequent commercial distribution by AAI on the terms and conditions set forth herein and in the related Product Schedules; and

DSM wishes to Manufacture the Produces for AAI on the terms and conditions set forth herein;

NOW THEREFORE, for and in consideration of the premises and mutual covenants contained herein, the Parties agree as follows:

                             ARTICLE 1: DEFINITIONS

The following words, terms and phrases, when used herein, shall have the following respective meanings:

1.1  "AAI Intellectual Property" shall have the meaning set forth in Section
     10.1 hereinafter.

1.2 "API" shall mean the active pharmaceutical ingredient with respect to each Product, and shall be as identified in the applicable Product schedule.

1.3 "Affiliate" shall mean any entity that is directly or indirectly controlled by a Party; directly or indirectly controls a Party; or is under common control with a Party.

1.4 "Batch" shall mean a specific quantity of material produced in a contiguous process or series of processes that is expected to be homogenous within specified limits. The batch size will be defined as a fixed quantity and set forth in the applicable Product Schedule.

1.5 "Contract Year" shall mean a twelve (12) consecutive month period after the Effective Date and during the term of this Supply Agreement. The first Contract Year shall commence as of the Effective Date, and subsequent Contract Years shall commence on each anniversary of the Effective Date.

1.6  "CGMP requirements" means the requirements of the US CGMP.

1.7 "Drug Application" shall mean the NDA or ANDA issued by the FDA with respect to each Product and any other governmental or regulatory consents, registrations, approvals or permits necessary to sell or Manufacture the Products in the Territory.

1.8  "DSM Intellectual Property" shall have the meaning set forth in Section
     10.1 hereinafter.

1.9 "FDA" shall mean the United States Food and Drug Administration or any successor agency thereof.

1.10 "FFDCA" means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. Sections 301 et seq., as amended.

1.11 "Law" means any federal, state or local law, statute or ordinance, or any rule, regulation, or published guidelines promulgated by any governmental or regulatory authority.

1.12 "Manufacture" and "Manufacturing" means the manufacturing, processing, formulating, packaging, labeling, holding and quality control and other testing of the Products to be performed prior to their delivery to AAI by DSM.

1.13 "Product" or "Products" means those pharmaceutical products identified in a Product Schedule executed by the Parties and attached hereto.

1.14 "Product Schedule" shall refer to each product schedule for each Product which DSM agrees to produce and AAI agrees to purchase hereunder, as attached hereto and incorporated herein as part of EXHIBIT A. Each Product Schedule shall contain (i) the Product Specifications; (ii) the APIs and specifications thereof; (iii) the Raw Materials and specifications thereof;
     (iv) the packaging specifications; (v) the Product price; (vi) API bulk yield requirements; (vii) percentage of guaranteed shelf life; (viii) any special equipment required to be purchased to manufacture the Product; (ix) unusual or special lead times or forecasting requirements; and (ix) any other provisions specific to the Product.

1.15 "Qualification Date" with respect to each Product, shall mean the date on which DSM satisfactorily completes its validation and testing of the Product pursuant to Article 3 of this Supply Agreement such that it becomes authorized to begin Manufacturing the Product under the Drug Application in accordance with the terms of this Supply Agreement.

1.16 "Quality Agreement" shall mean the quality agreement attached hereto as EXHIBIT C, or such other quality agreement as shall be referenced in the respective Product Schedule for each Product to be supplied and purchased hereunder.

1.17 "Raw Materials" means any excipients, component materials, and packaging used to Manufacture the Product, but excluding the API.

1.18 "Specifications" with respect to each Product shall be provided to DSM by AAI and shall include the standards to which the API, Raw Materials, components, work-in-process materials and finished products should conform to be considered acceptable for their intended use as well as the tests, references to analytical procedures, and acceptance criteria that are used to measure achievement against the standards. Copies of Specifications will be generated by AAI and may be amended or supplemented by AAI to reflect the needs of the Product.

1.19 "Term" shall mean the Initial Term plus any Renewal Terms, as such terms are defined in Section 11.1 hereof.

1.20 "Territory" shall mean the United States of America and its territories and such other locations as may be agreed between the Parties hereof.

1.21 "US CGMP" means the FDA's current Good Manufacturing Practice requirements as promulgated under the FFDCA at 21 CFR (parts 210 and 211), and as further defined by FDA guidance documents and rules and regulations administered by the FDA, as such may be amended from time to time.

1.22 "Work Product" shall have the meaning set forth in Section 10.4.1 hereinafter.

                         ARTICLE 2: PRODUCT DEVELOPMENT

2.1 Each Product which, the Parties agree to develop hereunder, they shall agree on appropriate project execution plans ("PEPs") and Milestone and Activity Based Project Planning System plans ("MAPPS"); and the Parties shall further agree on the costs of DSM's services (the "Development Services") to develop each Product hereunder. The agreed PEPs and MAAPS will be included as part of the Product Schedule included in EXHIBIT A.

2.2 AAI shall provide DSM with formulations and specifications for each Product, and the Parties shall agree, on the extent of testing and other support activities to be included in the Development Services.

2.3 DSM shall provide AAI with data generated by the Development Services as may be necessary for AAI to apply to the FDA for approval of DSM as manufacturer pursuant to the Drug Applications.

                        ARTICLE 3: VALIDATION AND TESTING

3.1 Validation and Quota. To the extent that DSM is not already authorized, it shall cooperate with AAI to become authorized to Manufacture the Products under the Drug Applications for the Products to be supplied hereunder. For certain controlled substances, DSM shall secure any required approvals from governmental authorities to register and to receive a quota for Schedule 2 narcotic substances. For this purpose, DSM shall successfully conduct validation on three (3) Batches of the relevant Product; and thereafter AAI shall be obligated to purchase such Batches in accordance with the terms of this Supply Agreement. DSM will utilize its best efforts to become qualified to Manufacture each of the Products as soon as reasonably practicable after the applicable effective date of each Product Schedule. If due to DSM negligence or willful misconduct, DSM is denied authorization or approval from governmental authorities to register and receive any necessary quota for Schedule 2 narcotic substances, then DSM shall be deemed in breach of this Agreement.

3.2 Drug Application. With respect to each Product and subject to the terms of this Supply Agreement, AAI shall maintain the Drug Application in full force and effect at all times from and after the applicable Qualification
     Date: provided, however, upon the reasonable request of AAI, DSM shall assist AAI in connection therewith. DBM hereby acknowledges and agrees that the Drug Applications are owned by, in the name of and for the benefit of AAI and that DSM has no rights in or to the Drug Applications.

3.3 Distribution outside the United States. In the event that AAI desires to market, distribute or sell Products manufactured by DSM in any location outside the U.S. and its territories, then AAI shall provide reasonable notice to DSM, the parties shall agree to the terms of such arrangement, and DSM shall, at AAI's request, cooperate in good faith with AAI to obtain any necessary or appropriate Drug Applications.

                             ARTICLE 4: MANUFACTURE

4.1 Manufacture. Subject to the terms and conditions contained herein, and from and after the applicable Qualification Date, DSM shall Manufacture, hold, handle and ship all Products (a) in accordance with their respective Specifications, the Quality Agreement attached hereto as EXHIBIT C and incorporated herein by reference, and this Supply Agreement; and (b) in material compliance with the CGMP Requirements and all other legal requirements applicable to the Manufacturing of Products to be marketed and sold in the Territory.

4.2 Non-Manufacturing Services. Notwithstanding the foregoing, there may be certain Products that have already been Manufactured by AAI or a third party and will be delivered in bulk by AAI to DSM solely for packaging or for other non-Manufacturing services. In such event the services to be provided will be described in the applicable Product Schedule; and the terms of this Agreement, as amended by the applicable Product Schedule, will apply solely to the extent related to the described services.

4.3 Exclusivity. DSM shall Manufacture, hold, handle, ship and sell the Products exclusively for and to AAI during the Term. Additional exclusivity commitments may be agreed to between the Parties in the Product Schedules.

4.4 Manufacturing Changes. DSM may not materially change the Manufacturing process of a Product or the source(s) of API or Raw Materials without the prior written consent of the AAI.

4.5 AAI Requested Changes. DSM shall make changes as promptly as practicable to the Manufacturing process, if requested in writing by AAI, including, but not limited to, changes to the existing Products, Specifications, API or Raw Materials related to the Products; provided, however, that such changes comply with applicable Law.

4.6 Notification and Cost of Changes. DSM shall identify for AAI, in writing prior to delivery, the first manufactured Batch of any Product for which changes have been implemented and will expressly identify the changes. Unless otherwise agreed by the Parties, any and all costs associated with changes required or requested by DSM pursuant to Section 4.4 shall be borne by DSM, unless such changes are required in order to comply with a change in the CGMP Requirements or any applicable Law, in which case they will be borne by AAI. Unless otherwise agreed by the Parties, any and all costs associated with all other changes, including changes requested by AAI pursuant to
     Section 4.5, shall be borne by AAI.

4.7 Amendment of Specifications. If a change is made to the Specifications or Products, AAI shall be responsible for amending the Drug Application for such Products; if required, to reflect such change, and for obtaining required Government and Regulatory Authority approval of such amendment, if any. DSM shall use commercially reasonable efforts to assist AAI in obtaining any such approvals. AAI shall also promptly advise DSM in writing if AAI files any amendments to a Drug Application, which amendments could affect DSM's obligations hereunder.

4.8 Labeling. AAI shall specify all labeling to be used on each Product and the packaging thereof, including any changes or modifications to such labels. DSM agrees to use the specified labeling (and only such labeling) on the Products, and not to use such labeling on any other product. Any AAI directed change or modification to a Product label shall be implemented by DSM (i) as soon as possible if required by Law, or (ii) as soon is reasonably practicable, but no later than [**] weeks following DSM's receipt of notification from AAI of such label changes. Except where the labeling change results from a change acquired or requested by DSM, AAI shall reimburse DSM for costs incurred in connection with any such label change, including without limitation, the costs of obsolescence of goods-in-process, packaging materials and supplies, and finished goods not suitable for marketing in the Territory, but only to the extent that such items relate to or were acquired to satisfy any Firm Commitments or Firm Forecasts or special lead times agreed to between the parties in the applicable Product Schedule.

4.9 Raw Materials and API. DSM shall purchase at its own expense and for its own account all Raw Materials, API, packaging components and other items of any nature whatsoever that DSM may use to Manufacture the Products.

     4.9.1 Except as otherwise agreed to between the Parties, all right, title and interest in and to these items, and in and to all work-in-progress incorporating these items, shall remain the sole property of DSM; provided that AAI shall reimburse DSM for out-of-pocket-costs associated with write-offs, obsolescence and/or destruction of finished inventory resulting from any change or modification to any Product Manufacturing process, Specifications, Registration or labeling requested by AAI or required by a change in applicable Law, but only to the extent such Raw Materials, API and other items related to or were acquired to satisfy a Firm Commitment, Firm Forecast or special lead times agreed to between the parties in the applicable Product Schedule.

     4.9.2 AAI-Approved and AAI-Designated Suppliers. DSM shall utilize only those suppliers of API, Raw Materials, or other items for the Manufacture of Product hereunder approved by AAI. Any Product price quotations shall be based upon the acquisition of materials only through such AAI-approved suppliers. In the event that AAI requires DSM's use of a supplier with which AAI (and not DSM) has a contractual relationship (an "AAI-Designated Supplier"), then, provided that DSM promptly notifies AAI of any delays or failures to deliver by such AAI-Designated Supplier, DSM shall not be held responsible for delays or failures.

                    ARTICLE 5: REPRESENTATIONS AND WARRANTIES

5.1 Representatives and Warranties of DSM. DSM hereby represents and warrants to AAI as follows:

     5.1.1 Authority. DSM has full power and authority to execute, deliver and perform this Supply Agreement and to consummate the transactions contemplated hereby; and this Agreement has been duly executed and delivered by DSM and constitutes the valid and binding obligation of DSM, enforceable against DSM in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Laws relating to creditors' rights generally and by general equitable principles.

     5.1.2 Absence of Conflicts. The execution, delivery and performance of this Supply Agreement by DSM docs not conflict with or constitute a default under any agreement, instrument or understanding, oral or written to which it is a party or by which it may be bound, does not conflict with any provision of any organizational document of DSM, and does not conflict with or violate any applicable Law.

     5.1.3 Organization and Standing. DSM is duly organized, validly existing and in good standing under the Laws of the state of Delaware, and duly authorized to conduct business in the State of North Carolina.

     5.1.4 Actions. There are no pending or uncorrected citations or adverse conditions noted in any inspection of the production facilities to be employed for the Manufacture of the Products.

     5.1.5 Debarment. Neither DSM nor any of its directors, officers, employees or representatives (including subcontractors, if any) have been disqualified, suspended, debarred or proposed for debarment by the FDA or any other federal or state governmental or regulatory authority for any purpose or otherwise determined to be ineligible to participate in federal health care programs.

     5.1.6 Compliance With Laws. DSM shall comply with federal, state and local Laws and regulations applicable to its operations; and any and all hazardous and toxic waste, if any, will be manifested and discarded as required by state, federal and local Laws and regulations.

     5.1.7 Charges. Neither DSM nor any of its directors, officers, employees or representatives (including subcontractors, if any) have been charged with or convicted for conduct relating to the development or approval, or otherwise relating to the regulation, of any drug product under the Generic Drug Enforcement Act of 1992 or any other relevant Law. In the event that DSM, or any of its principals, is debarred, suspended, proposed for debarment or otherwise determined to be ineligible to participate in federal health care programs or convicted of a criminal offense related to the provision of health care items or services, DSM shall notify AAI immediately.

     5.1.8 Products. All Products delivered by DSM (or any subcontractor thereof) to the F.O.B. point will, at the time of such delivery, (i) comply with this Supply Agreement, including any applicable Product Schedules, the Quality Agreement, the applicable Drug Application and the Specifications; (ii) comply with all applicable Laws and the CGMP Requirements; and (iii) not be adulterated within the meaning of the FFDCA or within the meaning of any other applicable Law.

     5.1.9 Equipment. During the term of this Supply Agreement, AAI may purchase certain Equipment for use by DSM for the production of the Products. Any such sale of Equipment by DSM to AAI shall be deemed subject to the representations, warranties and covenants more fully described in
          Article 16 of this Agreement.

     5.1.10 Suitability of API. Any Active Pharmaceutical Ingredient obtained by DSM from any party other than AAI will meet the required specifications, will be suitable for use in the further processing of the Product(s), and with respect to sterile products, will not contain any adventitious viruses or other active deleterious substances which could contaminate the production processes or other operations of DSM.

5.2  Warranties of AAI. AAI hereby warrants and represents to DSM as follows:

     5.2.1 Authorization. AAI has full company power and authority to execute, deliver and perform this Supply Agreement and to consummate the transactions contemplated hereby; and this Agreement has been duly executed and delivered by AAI and constitutes the valid and binding obligation of AAI, enforceable against AAI in accordance with its terms except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Laws relating to or affecting creditors' rights generally and by general equitable principles.

     5.2.2 Absence of Conflict. The execution, delivery and performance of this Supply Agreement by AAI does not conflict with or constitute a default under any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, does not conflict with any provision or any organizational document of AAI, and does not conflict with or violate any applicable Law.

     5.2.3 Organization and Standing. AAI is a limited liability company, duly organized, validly existing and in good standing under the Laws of Delaware and duly authorized to conduct business in the State of North Carolina.

     5.2.4 Compliance with Laws. The formulation, composition, use, distribution, marketing, and/or sale of the Product by AAI shall comply with regulatory requirements and applicable Law; and AAI will maintain all obligations with respect thereto.

     5.2.5 Infringement. With respect to those Products for which the Drug Application is held by AAI and AAI is the creator of the Specifications, the manufacture of Product(s) in accordance with the Specifications will not infringe any patent or other intellectual property right of any third party.

     5.2.6 Suitability of API. Any Active Pharmaceutical Ingredient supplied to DSM by AAI will meet the required specifications, be suitable for use in the further processing of the Product(s), and with respect to sterile products, will not contain any adventitious viruses or other active deleterious substances which could contaminate the production processes or other operations of DSM.

5.3 Limitation of Liability. NEITHER DSM NOR AAI NOR THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE TO THE OTHER UNDER ANY THEORY (INCLUDING NEGLIGENCE) FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS AND/OR LOST BUSINESS OPPORTUNITY, ARISING OUT OF OR RELATING TO THIS SUPPLY AGREEMENT, WHETHER OR NOT ADVISED OF THE POSSIBLITY OF SUCH DAMAGES. OTHER THAN WITH RESPECT TO INDEMNIFICATION PURSUANT TO ARTICLE 12 FOR THIRD PARTY CLAIMS RELATING TO ILLNESS, INJURY OR DEATH RESULTING FROM USE OF A PRODUCT MANUFACTURED AND PURCHASED HEREUNDER, THE LIABILITY OF EACH PARTY SHALL BE LIMITED AS
     FOLLOWS: (I) WITH RESPECT TO LIABILITY INCURRED IN CONNECTION WITH THIS AGREEMENT DURING THE PERIOD ENDING TWELVE (12) MONTHS FOLLOWING THE START-UP OF COMMERCIAL PRODUCTION HEREUNDER (THE "INITIAL TWELVE-MONTH PERIOD"), THE LIABILITY OF EACH PARTY SHALL BE LIMITED TO FIVE MILLION DOLLARS ($5,000,000); (II) THE LIABILITY OF EACH PARTY WITH RESPECT TO LIABILITIES INCURRED IN CONNECTION WITH THIS AGREEMENT AFTER THE INITIAL TWELVE-MONTH PERIOD AND PRIOR TO THE TERMINATION OR EXPIRATION OF THIS AGREEMENT SHALL BE LIMITED TO TWO (2) TIMES THE AGGREGATE PURCHASE PRICE FOR PRODUCT SUPPLIED DURING THE PREVIOUS TWELVE (12) MONTHS; AND (III) THE LIABILITY OF EACH PARTY WITH RESPECT TO LIABILITIES INCURRED IN CONNECTION WITH THIS AGREEMENT AFTER THE EXPIRATION OR TERMINATION OF THIS AGREEMENT SHALL BE LIMITED TO TWO (2) TIMES THE AGGREGATE PURCHASE PRICE FOR PRODUCT SUPPLIED DURING THE LAST TWELVE (12) MONTHS OF THIS AGREEMENT.

                          ARTICLE 6: QUALITY ASSURANCE

6.1 Quality Agreement. The respective quality assurance obligations of DSM and AAI are more fully set forth in the Quality Agreement.

6.2 DSM's Obligations. DSM hereby covenants that during the Term that it shall (and shall cause its subcontractors to):

     6.2.1 have and maintain the necessary expertise, personnel, facilities, permits and equipment to Manufacture the Products in accordance with, and to perform its other obligations arising under or out of, this Supply Agreement;

     6.2.2 operate and maintain its premises, plant and machinery, equipment and procedures related to the Products in compliance with applicable CGMP Requirements;

     6.2.3 perform its obligations arising under this Supply Agreement (i) in compliance with applicable Laws and CGMP Requirements; and (ii) in compliance with the Quality Agreement, the applicable Drug Application and the Specifications.

6.3 Testing Requirements, Retained Samples. With respect to each Product Schedule attached hereto, the Parties shall agree as to the extent of testing to be conducted by DSM in the Manufacture and release of such Product. Unless otherwise agreed, however, DSM shall provide no more than [**] stability test per sku per year. AAI shall perform bulk and finished product testing and will provide a certificate of analysis ("COA") to DSM within [**] days of AAI's receipt of Product samples from DSM. DSM shall not disposition Manufactured Product for further release by AAI until DSM receives AAI's COA. AAI shall be responsible for any increased costs resulting from delays in issuing the COA to DSM. DSM shall have the right to dispute any testing conducted by AAI in accordance with Section 9.3.2 hereinafter.

     6.3.1 Following receipt of AAI's COA, DSM shall execute certificate of compliance ("COC"), confirming that each Batch delivered hereunder has been Manufactured in accordance with the Specifications, CGMP Requirements, and the provisions of this Supply Agreement and the Quality Agreement. The COC shall be supplied with the delivery of each Batch of Products.

     6.3.2 Notwithstanding any termination or expiration of this Supply Agreement, DSM shall keep manufacturing and quality control documentation as well as sufficient and representative retained samples of the relevant Product ("Retained Samples") in compliance with CGMP Requirements and other applicable law. DSM and AAI shall agree upon the amount of retained Samples to be maintained for this purpose. DSM's obligations under this Section 6.3.2 shall be in effect for a period of one (1) year following the expiry of the sampled Product, or such longer period as may be required by applicable Law (the "Retention Period"). DSM shall not destroy the manufacturing and quality control documentation nor any Retained Samples without first providing AAI sixty (60) days prior written notice. DSM shall follow AAI's reasonable instructions with respect to such documentation and Retained Samples and will not destroy such items without prior approval from AAI. AAI shall reimburse DSM for its out-of-pocket costs in retaining any Samples beyond the Retention Period.

     6.3.3 DSM shall make available for review by AAI, at any reasonable time upon reasonable notice, all records relevant to DSM's performance hereunder, including written investigations of any deviations that may have occurred during the Manufacturing, inspection, or testing processes. DSM is solely responsible for the safety of its employees.

6.4 AAI Option. AAI shall have the option, in its sole discretion, to assume on behalf of DSM any of the testing, recording or other processes required to be undertaken by DSM under this Supply Agreement, the Quality Agreement, the CGMP Requirements or any applicable Law. To the extent reasonably practicable, DSM will assist AAI in assuming such obligations. To the extent the assumption of such obligation reduces the costs to DSM associated with the Manufacture of the Products, the Parties will reasonably agree to a reduction in the prices of the Products taking into account such assumption in obligations. To the extent AAI assumes any obligation of DSM herein, DSM shall be relieved of such obligation under this Supply Agreement and the Quality Agreement.

6.5 Non-Conforming Product. DSM shall not deliver to AAI any product which would constitute a breach of the covenant set forth in Section 4.1 of this Supply Agreement. In the event that any Product shall fail to pass the quality control testing conducted by DSM, if any, then DSM shall provide the test results of AAI and DSM shall not release the Product Batch.

                      ARTICLE 7: FORECASTS, ORDER AND SALES

7.1 Forecasting. Except as provided in this Article 7, AAI shall not make, and this Agreement does not impose upon AAI, any minimum purchase or volume requirements. Prior to the Qualification Date, AAI shall provide DSM with a written good faith forecast estimating AAI's quarterly requirements (broken out on a month-to-month basis) of each Product for each of the twelve (12) calendar quarters during the Initial Term. Thereafter, not later than ninety (90) days prior to the commencement of each subsequent calendar quarter during the Term, AAI shall provide DSM with rolling six (6) quarter forecasts (broken out on a month-to-month basis) that shall cover the succeeding six (6) quarter period beginning with such subsequent calendar quarter (or the period until the expiration of the Term, if shorter) (such forecast shall hereinafter be referred to as, the "Long-Term Forecast"). Except as set forth in Sections 7.2, the Long-Term Forecast shall not be binding on either Party.

7.2  Firm Commitments and Firm Forecasts.

     7.2.1 The first (lst) quarter of each Long-Term Forecast shall constitute a firm purchase commitment (a "Firm Commitment") and the second (2nd) quarter of a Long-Term Forecast shall be a "Firm Forecast". The forecast for the remaining four (4) calendar quarters of the Long-Term Forecast shall be for planning purposes only and shall not constitute a commitment to purchase or supply Product.

     7.2.2 The Firm Commitment shall state in detail the quantities of Product(s) to be ordered and shall include specific delivery destinations and delivery dates (which delivery dates shall not be on Saturday, Sunday or holiday unless AAI's prior consent is obtained). The Firm Commitment shall be binding on the Parties regarding Product(s) to be purchased during the applicable calendar quarter, and the quantity of each Product specified in any Firm Commitment shall not be less than [**]% nor more than [**]% of the quantity previously forecasted for such quarter in the applicable Firm Forecast. If AAI requires quantities in excess of the Firm Commitment or in excess of the [**]% of the quantity forecasted for such quarter in the applicable Firm Forecast, it shall so notify DSM; and DSM shall use its commercially reasonable and good faith efforts to deliver quantities in excess of the Firm Commitment, but DSM shall not otherwise be obligated to supply such excess quantities.

     7.2.3 DSM shall deliver the quantity specified in any Firm Commitment within [**] days of the delivery date specified in the Firm Commitment. Quantities actually shipped pursuant to a given Firm Commitment may vary from the quantities reflected in such Firm Commitment by up to plus or minus [**] percent (+/-[**]%) and still be deemed to be in compliance with such purchase order provided that AAI shall only be obligated to pay for the conforming Product actually delivered.

     7.2.4 DSM shall be deemed to have accepted all forms of any Firm Commitment submitted in accordance with this Section 7.2, unless, with respect to quantities in excess of [**]% of the quantity forecasted by AAI in the applicable Firm Forecast, within thirty (30) days of receipt of such Firm Commitment, DSM notifies AAI of its objection thereto. The Parties shall negotiate in good faith to resolve any differences with respect to the Firm Commitment. DSM shall be obligated to Manufacture and deliver the specified quantity of Products in accordance with the delivery schedule set forth in any accepted Firm Commitment. In the event that DSM fails to deliver within the ten-day period described in
          Section 7.2.3, DSM shall pay to AAI (or AAI may set-off against amounts slue to DSM) a discount equal to [**] percent ([**]%) of the total purchase price of the related Firm Commitment.

7.3 Changes in Orders. DSM shall exercise its commercially reasonable efforts to comply with any proposed amendments to accepted Firm Commitments that AAI may request, but DSM shall not be liable in any way for its inability to do so. Firm Commitments may be amended only by mutual agreement of the Parties.

7.4 Notification. If any time during the term of this Supply Agreement DSM believes it will be unable to supply AAI on a timely basis with the full quantity of each Product forecasted to be or actually ordered by AAI, DSM shall promptly notify AAI; provided that such notification shall not relieve DSM of its obligations under a Firm Commitment.

                       ARTICLE 8: PRICES, TERMS OF PAYMENT

8.1 Price. The purchase price to be paid to DSM for each Product supplied hereunder shall be as set forth in the applicable Product Schedule. With respect to each Product, such price shall remain firm through the remainder of the calendar year following the Qualification Date of the related Product Schedule and may be increased only upon written agreement between the parties or as provided by this Article 8.

8.2 Price Adjustments. DSM and AAI shall meet annually to discuss pricing. Subject to the limitations described in this Section 8.2, DSM may increase the Product price as of January 1 of each calendar year hereunder in order to reflect increases in DSM's costs to Manufacture such Product due to increases in labor, overhead, API and/or Raw Materials ("Costs of Goods Sold" or "COGS").

     8.2.1 Annual price increases shall be limited to a percentage increase which does not exceed the average of the percentage increases over the preceding year for the Producers Prices Index, Drugs and Pharmaceuticals, Preparations, ethical (prescription) (Code 0635), but in any event no more than [**] percent ([**]%). DSM shall notify AAI of price increases at least thirty (30) days prior to the beginning of each calendar year hereunder.

     8.2.2 The Product price may also increased at any time if an AAI-Designated Supplier increases DSM's cost of API or Raw Materials. In such event, DSM shall promptly notify AAI that its specified vendor has announced such cost increases; and the Parties shall cooperate to effect the cost increase in an equitable manner.

8.3 Cost Reductions. DSM and AAI shall cooperate to reduce the Cost of Goods Sold ("COGS") for the Products; and DSM shall decrease Product prices in the event that DSM experiences decreased costs as a result of increased purchase volume or as a result of any other factor. Such price reduction shall equal no less than [**] percent ([**]%) of any reduction in COGS achieved by DSM, after DSM has recovered its costs for the development of improvements or adjustments resulting in the COGS reduction, provided that AAI shall previously been advised of the cost of such development improvement and approved the developmental work and any process changes relating thereto for which reimbursement would apply hereunder.

8.4 Payment Terms. DSM shall invoice AAI for the price of the Products at the time of delivery, and AAI shall pay each such invoice within [**] days after its receipt of the invoice. If AAI rejects a shipment pursuant to
     Article 9 of this Supply Agreement, then payment shall be due within [**] days after receipt by AAI of notice from the laboratory pursuant to Section
     9.3 of this Supply Agreement that the invoiced Product is conforming, or the receipt by AAI of replacement Product, as the case may be.

8.5 Audit Right. AAI shall have the option, on an annual basis and at its expense, to utilize an independent certified public accountant, mutually agreeable to DSM, to inspect records of DSM including accounting and financial records related to production of the Products, to the extent reasonably necessary to verify compliance by DSM with its financial obligations under this Agreement. DSM shall cooperate in good faith to enable such audit to be concluded as rapidly as possible. The auditor shall be placed under obligations of confidentiality as set forth in Section 10.5 and EXHIBIT D hereinafter; and shall only disclose to AAI whether or not DSM has complied with financial obligations; and the extent to which any amounts are owed to AAI or to DSM according to the audit. If amounts are owed to AAI, DSM shall promptly credit AAI's account the amount owed and will reimburse AAI any amounts paid by AAI to the third party auditor; and if amounts are owed to DSM, DSM shall invoice AAI. If the auditor's findings are in dispute by either Party, the Parties shall resolve such disputes in accordance with Article 14.

                      ARTICLE 9: SHIPPING DEFECTS, RETURNS

9.1 Shipping. DSM will ship all Products ordered hereunder to AAI F.O.B. DSM's Greenville NC facility, at which point the title and risk of loss for such Products will pass to AAI. DSM shall ship the Products to the destination within [**] days of the delivery date specified by AAI on the relevant Purchase Order. The Parties agree that the method and route of shipment are at AAI's discretion, except that with respect to the shipment of controlled substances, the carrier shall be subject to the mutual agreement of the Parties.

9.2 Notification of Defects. AAI shall notify DSM in writing as soon as reasonably practicable after delivery to AAI of any non-conforming Product containing obvious defects, discoverable without affecting the integrity of such Products' packaging (but in any event within [**] days after delivery), and within [**] days of the earlier of AAI's discovery or its notification by a third party of any latent defects. DSM shall be responsible for AAI's costs to inspect the Products if it is determined that the defect was caused by DSM. DSM agrees to provide reasonable support to assist AAI in pursuing any claims it may have against carriers for damaged or lost Product.

9.3  Returns.

     9.3.1 At AAI's direction, and subject to the requirements of this Section 9.3, DSM shall accept for return and replacement or credit (at invoiced cost) any Product sold to AAI under this Supply Agreement that does not met applicable Specifications or the representations, warranties or covenants set forth herein (hereinafter the "Defective Products"). All returns of Defective Products shall be properly disposed of or, only if acceptable to AAI and permitted by applicable Law, reworked by DSM. Upon prior notification to DSM, AAI shall ship the Defective Products to DSM F.O.B. AAI, at which point the title and risk of loss for such Products will pass to DSM. DSM agrees to pay all costs of shipping and any costs of freight insurance obtained by AAI at the request of DSM. AAI agrees to provide reasonable support to assist DSM in pursuing any claims it may have against carriers for damaged or lost Product.

     9.3.2 DSM shall undertake appropriate investigation of any Defective Product samples provided by AAI and shall notify AAI, within [**] days after receipt of the Defective Product, whether it has confirmed such non-conformity. If DSM notifies AAI that it has not confirmed such non-conformity, and AAI continues to insist such non-conformity exists, DSM shall submit the disputed shipment for testing to an independent testing laboratory of recognized standing in the industry and mutually agreeable to AAI and DSM. The findings of the laboratory shall be binding on the Parties. The expenses for such testing shall be borne by the Party whose analysis was not substantiated by the findings of the laboratory.

              ARTICLE 10: INTELLECTUAL PROPERTY AND CONFIDENTIALITY

10.1 Ownership of Intellectual Property. Except as set forth herein, AAI acknowledges that DSM shall remain the exclusive owner of all of the DSM's intellectual property, technology, know-how and processes (whether or not patented or patentable) developed by DSM prior to execution of this Agreement (the "DSM Intellectual Property"). DSM acknowledges that AAI shall remain the exclusive owner of all of AAI's intellectual property, technology, know-how and processes (whether or not patented or patentable) developed by it prior to execution of this Agreement or provided by AAI in connection with this Agreement (the "AAI Intellectual Property").

10.2 Grant of License to DSM. AAI hereby grants DSM a limited, non-exclusive, royalty-free license for the term of this Supply Agreement to use the AAI Intellectual Property, including the Product formulations, the Drug Applications, the Work Product (as hereafter defined) and the related documentation for the sole purpose of meeting DSM's obligations to AAI under this Supply Agreement. All other rights are reserved by AAI. This license does not include the right to copy, sublicense or create derivative works from the AAI Intellectual Property. The limited license granted hereby shall immediately terminate upon termination or expiration of this Supply Agreement.

10.3 Grant to License to AAI. Excluding only any DSM Intellectual Property expressly identified and agreed to in writing between the parties in an attachment to the applicable Product Schedule as being subject to royalty payments post-termination or post-expiration of the applicable Product Schedule, DSM grants to AAI a non-exclusive perpetual, royalty-free license to the DSM Intellectual Property to the extent necessary to enable AAI to exercise all rights in and to the Work Product (as hereinafter defined) as it relates to Manufacture of the related Product.

10.4 Intellectual Property.

     10.4.1 Developments. Except for the limited license granted in Section 10.2, DSM will acquire no rights of any kind with respect to any AAI Intellectual Property or AAI Confidential Information (as defined in the Confidentiality Agreement attached hereto as SCHEDULE D). Subject to Section 10.4.2 hereinafter, AAI shall exclusively own all results, records, documents, drug product, formulas, materials, analytical methods, inventions (whether or not patentable), patent applications, patents, copyrights, trademarks, developments, trade secrets, or any other intellectual property made or created by DSM as a result or work performed pursuant to this Supply Agreement or related to any AAI Intellectual Property or any AAI Product hereunder (the "Work Product"); but in the event that ownership of any Work Product by AAI is not permitted by applicable Law, DSM hereby grants a non-exclusive, irrevocable, perpetual, world-wide, royalty-free, fully paid license under the Work Product for any purpose.

     10.4.2 To the extent that the Work Product is derived from DSM Intellectual Property and is incorporated into the Specifications and/or the NDA and ANDA for any Product hereunder, AAI and DSM shall negotiate in good faith to reach agreement upon reasonable terms and conditions, including royalties, for licensing such DSM Intellectual Property for use in the production of any Product at an AAI-owned facility or a third party facility.

     10.4.3 DSM shall not use AAI's Confidential Information or any other AAI Intellectual Property for any purpose other than as set forth in this Supply Agreement. Likewise, AAI shall not use DSM's Confidential Information or any DSM Intellectual Property for any purpose other than as set forth in this Supply Agreement. DSM agrees to execute any assignment or other documentation reasonably requested by AAI to vest ownership of all results, records, documents, and intellectual property in AAI. The Parties further agree to provide reasonable assistance to each other, at the other's expense, in obtaining, enforcing, and defending intellectual property rights related to this Supply Agreement.

10.5 Confidentiality. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE TERMS OF THIS AGREEMENT AND THE PRODUCTS COVERED HEREBY ARE HIGHLY CONFIDENTIAL. The Parties agree to the confidentiality provisions set forth in EXHIBIT D hereto.

10.6 Trademarks. Any and all trademarks of AAI and the Products, including but not limited to: aaiPharma, Inc., aaiPharma LLC, aaiPharma (hereinafter the "Trademarks") are owned by AAI. AAI may grant to DSM a royalty-free non-exclusive license to use and/or reproduce certain Trademarks in the Territory only where pre-approved in writing by AAI and solely in connection with meeting DSM's Manufacture and supply obligations hereunder. DSM agrees not to use the Trademarks except as specifically authorized by AAI under this Supply Agreement in connection with the Manufacture and supply of the Products to AAI.

                        ARTICLE 11: TERM AND TERMINATION

11.1 Term. Unless earlier terminated in accordance with the provisions hereof, the term of this Supply Agreement shall commence on the Effective Date and shall thereafter continue in effect with respect to each Product for a minimum term of five (5) years following the date of first commercial production of the Product, and from year-to-year thereafter until terminated. Either Party may terminate a Product Schedule and this Supply Agreement (to the extent related to such Product Schedule) upon written notice to the other Party given at least two (2) years prior to the conclusion of the initial five-year term of any one-year extension thereafter.

11.2 Termination for Breach, Bankruptcy, Force Majeure or Failure to Qualify.

     11.2.1 Either Party may terminate this Supply Agreement on written notice to the other Party, effective immediately:

          (i) If the other Party commits a material breach of any of its obligations hereunder which is not cured within ninety (90) days of written notice from the other party specifying the breach, except that breach by AAI for failure to pay an uncontested invoice shall be cured within thirty (30) days following written notice by DSM:

          (ii) If the other Party is dissolved or liquidated, files or has filed against it a petition under any bankruptcy or insolvency Law, makes an assignment to the benefit of its creditors, has a receiver appointed for all or substantially all of its property, or has a petition under any bankruptcy or insolvency Law filed against it which is not dismissed within ninety (90) days;

          (iii) As permitted by Section 11.4.3 hereof;

          (iv) On a Product Schedule-by-Product Schedule basis, if any required material license, permit or certificate required of the other Party to perform its obligations hereunder is not approved and/or issued, or is revoked, by the FDA or any applicable Governmental Authority.

     11.2.2 Any right of termination specified in this Section 11.2 shall be in addition to any other remedy a non-defaulting Party may have at Law or in equity due to the other Party's breach of its obligations hereunder.

11.3 Effect of Termination. Upon termination or expiration of a Product Schedule and this Supply Agreement (to the extent related to such Product Schedule) the following shall occur:

     11.3.1 Cessation of Activities. Except as provided in Section 11.3.6, DSM shall stop the Manufacturing of the terminated Products; shall cease to use the Intellectual Property and other documents, instructions and information (in whatever format, including but not limited to electronically stored data) to the extent that such information relates to such Products and/or their Manufacture, quality control testing, handling and/or storage; shall return all such Confidential Information to AAI, at AAI's expense; and shall surrender all authorizations, licenses and permits specifically allowing the Manufacture of such Products to the appropriate authorities for cancellation.

     11.3.2 Reimbursement of Cost. AAI shall reimburse DSM for its full variable and fixed costs that DSM has incurred in connection with the preparation for Manufacturing of the terminated Products, including Raw Materials and API purchased by DSM before the effective date of termination, that were reasonably required by DSM in order to meet AAI's requirements of such Products as set out in any Firm Commitment or Firm Forecast delivered prior to such termination or expiration and that have not yet been Manufactured into finished Product.

     11.3.3 Payment for Firm Commitment. Except in the event of termination by AAI for breach by DSM, AAI shall complete payment to DSM for any Firm Commitments as provided in Section 7.2 above, net of any reimbursements in respect of such Firm Commitments which are already covered in by Section 11.3.2.

     11.3.4 AAI to Take Product. At AAI's option, AAI shall be entitled to take delivery upon prior payment to DSM (pursuant to Section 11.3.2 above) for any Raw materials, API, work-in-process not Manufactured into finished Product in accordance with Sections 11.3.3 or 11.3.6 herein (at DSM's material costs) or finished Product (at prices then in effect under this Supply Agreement).

     11.3.5 AAI Equipment. Unless otherwise agreed between the Parties, DSM shall deliver to AAI, at the location designated by AAI, any Equipment purchased by AAI and related to the terminated Products.

     11.3.6 Outstanding Firm Commitments. In the event termination by AAI as a result of breach by DSM, then at AAI's option, Firm Commitments for terminated Product not yet started may be cancelled without penalty to either Party. If requested by AAI, DSM shall complete or shall cause the completion of the Manufacturing of any work-in-process that is subject to a valid and effective Firm Commitment on the date on which the termination is effective. Once such work-in-process is completed, the resulting Product shall be shipped in accordance with AAI's Firm Commitment.

     11.3.7 Termination or expiration of this Supply Agreement and any Product Schedule shall not relieve the Parties of any obligation accruing prior to such termination. The rights and obligations of the Parties under Sections 6.3, 8.4, 8.5 (for one year after termination), 9.2, 9.3, 11.3, 13.1 and 13.2 and Articles 1, 5, 10 (except Section 10.2),
          12, 14, 15, 16 and 17 of this Supply Agreement shall survive the expiration or termination of this Supply Agreement.

11.4 Force Majeure.

     11.4.1 The failure of either of the Parties hereto to perform any obligation under this Supply Agreement, including any Product Schedule, solely by reason of any cause beyond its control (and due to no fault of its own), including, by way of example and not limitation, fire, flood, explosion, storm, hurricane, acts of God, acts of government, riots, wars, strikes and accidents in transportation, shall not be deemed to be a breach of this Supply Agreement; provided, however, that the Party so prevented from complying herewith shall continue to take all actions within its power, including payment of outstanding invoices, to comply as fully as possible herewith. A Party affected by an event of force majeure shall use commercially reasonable efforts to remedy, remove or mitigate such event and the effects thereof with all reasonable dispatch.

     11.4.2 The Party affected by any event of force majeure shall promptly notify the other Party, explaining the nature, details and expected duration thereof. Such Party shall also notify the other Party from time to time as to when the affected Party reasonably expects to resume performance in whole or in part of its obligations hereunder, and notify the other Party of the cessation of any such event. If a Party anticipates that an event of force majeure may occur, such Party shall notify the other Party of the nature, details and expected duration thereof.

     11.4.3 If, due to force majeure, DSM is prevented or expected to be prevented from supplying AAI with a Product for a period exceeding one hundred twenty (120) days, then AAI shall have the right to terminate the related Product Schedule and this Supply Agreement to the extent related to such Schedule with immediate effect.

                    ARTICLE 12: INDEMNIFICATION AND INSURANCE

12.1 By DSM. Subject to Section 12.3 and the limitations set forth in Section 5.3, from and after the Effective Date, DSM shall indemnify defend and hold harmless AAI, its Affiliates, and their respective officers, directors, employees, successors and assigns (the "AAI Indemnified parties") from and against any and all costs, losses, liabilities, damages, Lawsuits, deficiencies, claims and expenses, including reasonable fees and disbursements of attorneys, (collectively, the "Damages") incurred by such entities and arising out of third party claims resulting from (a) any material breach of this Supply Agreement by Manufacture, including any breach by DSM of its representations or warranties or a failure by DSM to comply with or perform any covenants hereunder; (b) the gross negligence or willful misconduct of DSM or any subcontractor of DSM; and (c) any allegation that DSM's processes or Intellectual Property breaches, infringes upon or otherwise misappropriates the intellectual property rights of any third party; provided that DSM shall not be responsible to indemnify the AAI Indemnified Parties to the extent that Damages were caused by the negligence or willful misconduct of AAI, its Affiliates, or its or their employees or agents.

12.2 By AAI. Subject to Section 12.3 and the limitations set forth in Section 5.3, from and after the Effective Date, AAI shall indemnify, defend and hold harmless DSM, its Affiliates and their respective officers, directors, employees, successors and assigns (the "DSM Indemnified Parties") from and against any and all Damages incurred by such entities in connection with or arising out of third party claims resulting from (a) any material breach by AAI of its obligations hereunder and/or its representations or warranties in Section 5.2 herein; (b) the gross negligence or willful misconduct by AAI; (c) any allegation that Intellectual Property provided by AAI to DSM breaches, infringes upon or otherwise misappropriates the intellectual property rights of any third party, and (d) any final judicial determination that AAI failed to provide adequate and proper instructions or warnings regarding the use of the Products to any user thereof; provided that AAI shall not be responsible to indemnify DSM Indemnified Parties to the extent that any Damages were caused by the negligence or willful misconduct of DSM, its Affiliates, or is or their employees, agents or subcontractors.

12.3 Procedures.

     12.3.1 The Indemnified Party (as defined below) shall give the indemnifying Party written notice (an "Indemnification Claim Notice") within seven
          (7) days (or such other additional reasonable period that the Indemnified Party can establish is reasonably necessary to permit it to determine whether to make a request for indemnification) of the occurrence of any Damages or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under
          Section 12.1 or Section 12.2, but in no event shall the indemnifying Party be liable for any Damages that result from failure to provide such notice within such period. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Damages (to the extent that the nature and amount of such Damages are known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Damages. All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents (collectively, the "Indemnitees" and each an "Indemnitee") shall be made solely by such Party to this Supply Agreement (the "Indemnified Party").

     12.3.2 At its option, the indemnifying Party may assume the defense of any third party claim by giving written notice to the Indemnified Party at any time after the indemnifying Party's receipt of an Indemnification Claim Notice with respect to such third party claim. Upon assuming the defense of a third party claim, the indemnifying Party may appoint as lead counsel any legal counsel selected by the indemnifying Party. In the event the indemnifying Party assumes the defense of a third party claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by any Indemnitee in connection with the third party claim. Should the indemnifying Party assume the defense of a third party claim, the indemnifying Party shall not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the third party claim. In the event that it is later determined that the negligence or willful misconduct of the Indemnified Party caused, or was a contributing cause to, the third party claim or the Damages relating thereto, the Indemnified Party shall reimburse the indemnifying Party for the legal costs and all costs and expenses (including attorneys' fees and costs of suit) and any Damages, or its equitable proportion, as the case may be, incurred by the indemnifying Party in its defense of the third party claim with respect to such Indemnitee.

     12.3.3 Without limiting Section 12.3.1, any Indemnitee shall be entitled to participate in, but not control, the defense of such third party claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnitee's own expense unless (i) the employment thereof has been specifically authorized by the indemnifying Party in writing, or (ii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with
          Section 12.3(b) (in which case the Indemnified Party shall control the defense).

     12.3.4 With respect to any Damages relating solely to the payment of money damages in connection with a third party claim and that will not result in the Indemnitee's becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Damages, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Damages in connection with third party claims, where the indemnifying Party has assumed the defense of the third party claim in accordance with Section 12.3.2 of this Supply Agreement, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise voluntarily dispose of such Damages; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The indemnifying Party shall not be liable for any settlement or other voluntary disposition of Damages by an Indemnitee that is reached without the written consent of the indemnifying Party. Regardless of whether the indemnifying Party chooses to defend or prosecute any third party claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, any third party claim without the prior written consent of the indemnifying Party.

     12.3.5 Regardless of whether the indemnifying Party chooses to defend or prosecute any third party claim, the Indemnified Party shall, and shall cause each other Indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such third party claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. To the extent the records of the Indemnitee referenced in this Section 12.3.5 are privileged, the Parties shall cooperate in a manner as to preserve such privilege but to afford the indemnifying Party with all information relevant to such third party claim.

12.4 Insurance. Each Party hereto shall maintain, with a financially sound and reputable insurer and throughout the term of this Supply Agreement, comprehensive general liability insurance, including, without limitation, product liability insurance and intellectual property infringement with liability limits of at least $3,000,000 per occurrence and in the aggregate. Each Party hereto shall also provide the other Party with such evidence thereof as is reasonably requested by the other Party from time to time. Additionally, DSM shall obtain insurance on Equipment, as more fully described in Article 16 hereof.

                     ARTICLE 13: REGULATORY MATTERS; RECORDS

13.1 Notification of Inspections; Communications. DSM shall notify AAI in writing as soon as practicable upon receipt of notice of any proposed visit or inspection by the FDA, or after any unannounced visit or inspection (to the extent that such report or communication relates to a Product or the Manufacture thereof), within 72 hours of such notice or visit. DSM shall provide to the AAI a copy of any report and other written communications received from the FDA, to the extent that such report or communication relates to a Product, or the Manufacture thereof, within five (5) business days after receipt thereof. DSM shall be entitled to redact any FDA reports to remove the third party confidential information that does not relate to the Products to be supplied and purchased hereunder.

13.2 Recalls; Market Withdrawals.

     13.2.1 Recall Procedures. DSM and AAI shall each maintain such records as required by applicable Laws and codes of practice to permit effective recall, field correction or market withdrawal of any Product delivered to AAI or customers of AAI, whether such recall, field correction or withdrawal is effected voluntarily or under a directive of any government and regulatory authority. Each Party agrees that in connection with a recall, field correction or market withdrawal, it shall provide copies of its relevant records to the other Party upon request, excluding confidential AAI customer information or information subject to attorney-client or other privilege. Each Party shall give immediate notice by telephone (to be confirmed in writing) to the other Party upon discovery that any Product should be recalled, corrected or withdrawn from the market, or may be required to be recalled, corrected or withdrawn from the market. The decision to initiate a recall or market withdrawal to take any other corrective action shall be made by AAI. While DSM shall reasonably cooperate with AAI in developing any necessary recall, market withdrawal or correction plan, the manner and extent of such plan shall be reasonably decided by AAI. DSM shall cooperate as reasonably required by AAI in the implementation of such plan; and both Parties shall reasonably cooperate with each other to comply with all applicable regulatory obligations.

     13.2.2 Cost of Recall. DSM shall bear the cost of a recall, market withdrawal or corrective action in the event and to the extent that the recall, market withdrawal or corrective action is as a result of
          (i) any failure of DSM or the Product to comply with CGMP Requirements, the Specifications or any warranty or other requirement under this Supply Agreement or (ii) any failure of DSM to comply in all material respects with applicable Law; otherwise AAI shall bear the costs of a recall, market withdrawal or corrective action.

     13.2.3 Regulatory Assistance. DSM agrees to provide to AAI such information and assistance as AAI may reasonably require for purposes of (a) applying for and maintaining all Drug Applications for the Products in the Territory, or (b) enabling AAI to comply with CGMP Requirements and other applicable Laws. Such information or assistance (the "Regulatory Services") shall include without limitation, providing AAI with all reasonable reports, authorizations, certificates, methodologies, and other documentation in the possession or under the control of DSM relating to the Manufacture of the Products (or any Raw Materials or API thereof). Upon request by AAI and at reasonable rates to be mutually agreed upon between the parties, DSM may perform services for AAI in addition to the Regulatory Services.

     13.2.4 Inspections. Upon reasonable notice to DSM, and in a manner calculated not to excessively interfere with DSM's conduct of business, DSM shall allow:

          (i) Routine Manufacturing Audit. Access to one or more AAI quality assurance employees, consultants or agents, or one or more representatives of AAI's third party contract manufacturers to observe the entire process of Manufacture of each Batch, or selected Batches of Raw Materials, API and Products; and in connection therewith DSM agrees to give AAI twenty (20) business days prior written notice of all production runs of the Products at its facilities; and AAI shall be entitled to have one or more representatives observe, review and inspect all aspects of such production; and

          (ii) Annual Audit. One (1) time during each calendar year, representatives from the quality assurance department of AAI to have access to DSM's manufacturing, warehousing and laboratory premises and associated records related to the Products for audit purposes. Where significant quality issues are reasonably suspected by AAI, including as a result of any manufacturing audit, Product quality problems or the results of the annual quality audit, AAI shall be permitted to perform additional audits in order to attempt to resolve these issues (or confirm correction thereof) and may require DSM to retain an independent expert to certify that such issues have been resolved. AAI commits during any audit to follow reasonable DSM safety and security procedures.

          (iii) General. AAI shall ensure that all employees, representatives, consults, or other agents conducting inspections pursuant to this
               Section 13.2.4 shall be subject to the requirements of the Confidentiality Agreement set forth in Schedule D. All such inspections shall be organized so as to reasonably minimize disruption to DSM's on-going production processes and other business operations. The Parties shall cooperate in scheduling and arranging all such inspections.

13.3 Corrective Actions. DSM shall promptly correct any defects identified during AAI audits. DSM will implement corrective action in accordance with the time schedule imposed by AAI quality assurance, where such defects threaten to impact Product quality.

13.4 Complaints. Adverse event reports and Product complaints shall be handled as provided in the Quality Agreement agreed to between the Parties.

                       ARTICLE 14: ARBITRATION OF DISPUTES

14.1 Except as provided below, the Parties agree to submit all dispute between them relating to this Agreement and its formation, breach, performance, interpretation and application to arbitration in accordance with this
     Article 14.

14.2 In the event that the Parties are in dispute with respect to any matter related to this Agreement, the Parties shall first attempt in good faith to resolve such dispute. If any dispute has not been resolved within sixty
     (60) days after delivery of written notice thereof by the aggrieved Party to the other Party, then such dispute will be referred by the Parties for final resolution to a single arbitrator mutually agreed upon by the Parties. If the Parties are unable to agree on a single arbitrator within thirty (30) days following expiration of such sixty (60) day period, the Parties will promptly refer the dispute to three (3) arbitrators, of whom one will be selected by DSM, one by AAI, and one selected by the two arbitrators selected by DSM and AAI. Such arbitration, if it occurs, shall be conducted in a location of substantially equal distance between the principal offices of the Parties set forth in Section 15.1 below and pursuant to the rules of the American Arbitration Association, as modified herein. The decision of the arbitrators, which my include interest, shall be final and binding on the Parties hereto and may be enforced in any court of competent jurisdiction by any Party. The arbitration shall be pursued and brought to conclusion as rapidly as possible. Unless the arbitrator(s) find that exceptional circumstances require otherwise, the arbitrator(s) will grant the prevailing Party in arbitration its costs of arbitration and reasonable attorneys' fees as part of the arbitration award.

14.3 Neither Party will be required to arbitrate any dispute relating to actual or threatened unauthorized disclosure of Confidential Information, but shall be entitled to seek in any court of competent jurisdiction injunctive, preliminary or other equitable relief, in addition to damages, including court costs and reasonable attorneys fees.

                               ARTICLE 15: NOTICES

15.1 Delivery. All notices, consents, requests and other communications hereunder shall be in writing and shall be sent by hand delivery, by certified or registered mail (return-receipt requested), or by a recognized national overnight courier service as set forth below:

          If to DSM:

          DSM Pharmaceuticals, Inc.
          5900 NW Greenville Blvd.
          Greenville, NC 27834
          Attn: Terence S. Novak, Sr. V.P. Commercial Operations

          If to AAI:

          aaiPharma LLC
          2320 Scientific Park Drive

          Wilmington, North Carolina  28405
          Attention: J. Fred Pruden, V.P. Manufacturing Operations

          With a copy to:

          aaiPharma Inc.
          2320 Scientific Park Drive
          Wilmington, North Carolina  28405
          Attention: Office of General Counsel

15.2 Effective Time. Notices delivered pursuant hereto shall be deemed given:
     (a) at the time delivered, if personally delivered; (b) at the time received, if mailed; and (c) one (1) business day after timely delivery to the courier, if by overnight courier service.

15.3 Changes. Either Party hereto may change the address to which notice is to be sent by written notice to the other Party in accordance with the provisions of this Article 15.

                         ARTICLE 16: EQUIPMENT PURCHASES

16.1 Equipment Purchases. AAI will reimburse DSM for the cost of Equipment purchased by DSM upon AAI's request and approval, including all related, reasonable and necessary out-of-pocket expenses associated with the purchase, installation and validation of such items, together with a purchasing services fee equal to [**] dollars ($[**]) or [**] percent ([**]%) of the purchase price of all Equipment procured by DSM, whichever is less, provided that DSM provides AAI receipts and/or third party invoices evidencing the amounts of such expenses. Any such sale of Equipment by DSM to AAI shall be deemed subject to the terms and conditions of this Article 16. Unless otherwise agreed, DSM shall only be acting as AAI's agent for the procurement of the Equipment; and DSM shall not be held to have warranted, in any manner, the fitness of the Equipment for the purposes hereunder. Subject only to Section 16.5 hereof, SUCH EQUIPMENT SHALL BE TRANSFERRED BY DSM TO AAI "AS IS", "WHERE IS" AND "WITH ALL FAULTS"; AND DSM HEREBY DISCLAIMS ANY WARRANTIES IN CONNECTION THEREWITH.

16.2 Title, Use. Title to the Equipment shall pass to AAI upon payment to DSM or the original vendor for the purchase price therefore. Unless otherwise requested by AAI, DSM shall retain and use such Equipment at DSM's facility until expiration or termination of the Product Schedule related to such Equipment. DSM shall be responsible for any such Equipment until delivery to AAI and shall bear all risk of loss to the Equipment prior to that date. DSM shall conduct routine maintenance of the Equipment; however major capital repairs or improvements caused through no fault of DSM or its representatives shall be for the account of AAI.

16.3 Insurance. So long as AAI retains rights to any Equipment sold and assigned hereunder, DSM shall keep in force liability insurance, in form, substance and amount satisfactory to AAI, naming AAI as an additional insured under a Broad Form Vendor's endorsement, covering property damage and personal injury arising from or to the Equipment. Each insurer shall agree by endorsement upon the policy or policies issued by it or by independent instrument furnished to AAI that it will give AAI thirty (30) days' written notice before the policy in question shall be materially altered or canceled.

16.4 The purchase of Equipment hereunder and closing with respect thereto shall be deemed to have occurred at DSM's offices in Greenville, North Carolina.

16.5 DSM representations, warranties and covenants as of the date hereof and again upon the date the Equipment is purchased, that:

     16.5.1 DSM will have the absolute right to sell and assign the Equipment and upon such sale, AAI will acquire good and marketable title to the Equipment, free and clear of all liens, claims, interests and encumbrances.

     16.5.2 With respect to all Equipment purchased hereunder (including related Software), DSM transfers and assigns AAI, to the full extent permitted, all warranties and indemnities of the manufacturer, licensor and other suppliers of the Equipment. To the extent any warranties or indemnities concerning the Equipment may not be assignable, DSM agrees to enforce them for the benefit of AAI or at AAI's request to assign to AAI the rights to enforce them in DSM's name for the benefit of AAI.

     16.5.3 Except for Equipment identified by DSM in writing as "used Equipment", all Equipment purchased hereunder shall be new.

16.6 DSM shall ensure that so long as it remains in possession of AAI's equipment, it shall not permit the attachment of liens or other encumbrances to the title of such equipment.

16.7 DSM shall comply with the purposes and applicable standards of the Occupational Safety and Health Act of 1970 (OSHA) as amended and other applicable federal, state and local regulations in the operation of the Equipment.

                            ARTICLE 17: MISCELLANEOUS

17.1 Severability. If any provision of this Supply Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired, and the Parties shall use their best efforts to substitute a valid, legal and enforceable provision, which insofar as practical, implements the purpose of this Supply Agreement.

17.2 Counterparts. This Supply Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all which together shall be deemed one and the same instrument.

17.3 Governing Law. This Supply Agreement shall be subject to, governed by, and any matter or dispute arising out of this Supply Agreement shall be determined by, the Laws of the State of North Carolina, without reference to its conflict of Laws principles that might apply to the Laws of another jurisdiction.

17.4 Headings; Gender. "Article," "Section" and other headings combined in this Supply Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Supply Agreement. All personal pronouns used in this Supply Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural and vice versa, whenever and as often as may be appropriate.

17.5 Entire Agreement. This Supply Agreement and the related Product Schedules represents the entire agreement of the Parties with respect to its subject matter. Any and all prior discussions or agreements with respect hereto are merged into and superseded by the terms of this Supply Agreement. This Supply Agreement may be modified or amended only in writing signed by both Parties which expressly refers to this Supply Agreement and states an intention to modify or amend it. No such amendment or modification shall be effected by use of any purchase order, acknowledgment, invoice or other form of either Party and in the event of conflict between the terms of this Supply Agreement and any such form, the terms of this Supply Agreement shall control.

17.6 No Assignment. Neither Party hereto may assign this Supply Agreement, in whole or in part, without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed); and any attempted assignment not in accordance herewith shall be null and void and of no force or effect, except that no prior written consent shall be required if AAI assigns any or all of its rights hereunder to one of its Affiliates. No assignment of this Supply Agreement or any portion of any rights hereunder shall relieve the assigning Party of any of its obligations or liability hereunder.

17.7 Binding Effect. This Supply Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, and permitted assigns.

17.8 Interpretation. This Supply Agreement was fully negotiated by both Parties hereto and shall not be construed more strongly against either Party hereto regardless of which Party is responsible for its preparation.

17.9 Further Assurances. Upon the reasonable request of the other Party, each Party hereto agrees to take any and all actions necessary or appropriate to give effect to the terms set forth in this Supply Agreement.

17.10 Subcontracting. DSM may not subcontract with any Affiliate or non-Affiliated third party to perform any of its obligations hereunder except with the prior written consent of the AAI, which shall not be unreasonably withheld or delayed. In no event shall any such subcontract release DSM from any of its obligations under this Supply Agreement except to the extent they are performed by such subcontractor. Any subcontract shall be in writing and shall include a provision that grants AAI commercially reasonable rights to monitor the subcontractor, conduct inspections and audits of the subcontractor's facilities and to receive notice of regulatory actions and communications, and in each case such benefit shall be on terms no less favorable than AAI has with respect to DSM under this Supply Agreement (as amended from time to time). AAI will be provided a copy of any such subcontract.

17.11 Independent Contractors. It is expressly agreed that DSM, on the one hand, and AAI, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither DSM, on the one hand, nor the AAI, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

17.12 Waiver. The waiver by either Party of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

17.13 Counterparts. This Supply Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                         [Signatures on following page]

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Supply Agreement as of the day and year first above written.

DSM PHARMACEUTICALS, INC. ("DSM")


By: /s/ Terence S. Novak
    ---------------------------------
    Terence S. Novak, Sr. V.P.
    Commercial Operations


AAIPHARMA LLC ("AAI")


By: /s/ David M. Hurley
    ---------------------------------
    David M. Hurley, Chief Operating
    Officer of aaiPharma Inc.

                                   EXHIBIT A:

                       MANUFACTURING AND SUPPLY AGREEMENT
                                PRODUCT SCHEDULE

PRODUCT SCHEDULE NO. _____ TO MANUFACTURING AND SUPPLY AGREEMENT (the "Supply Agreement") DATED ___________ 2003, AND ORIGINALLY EXECUTED BY DSM PHARMACEUTICALS, INC. ("DSM") AND AAIPHARMA LLC ("AAI")

This Product Schedule, effective as of ___________, supplements the Supply Agreement by, among other things, identifying a particular Product, the purchase and sale of which shall be governed by the terms of the Supply Agreement as well as this Schedule. Except as modified by this Schedule, the Parties agree that all terms and conditions of the Supply Agreement shall apply.

1. Product: [insert name of the Product. Note that the Parties are currently considering the following products. A separate schedule, in the form hereof should be completed and executed for each Product.]

2. Product dosage form(s) and stages of completion (e.g. bulk or finished package form): [__]

3.   Product Specifications: [reference and attach specifications]

4.   Active Pharmaceutical Ingredient: [__]

5.   Raw Materials:

6.   Packaging Specifications:

7.   Product Price: [__]

8.   Bulk Yield Requirements:

9.   Percentage of Guaranteed Shelf-Life

10.  Special Equipment

11.  Lead-Times

12.  Other Requirements, including any additional exclusivity commitments of
     DSM: [insert additional agreements related to Product, or if not applicable, so state].

This Schedule is subject to and incorporates all terms and conditions of the Supply Agreement, and, except as modified herein, all terms and conditions of the Supply Agreement shall remain in full force and effect.

Each Party represents that neither this Schedule nor any of its obligations hereunder or under the Supply Agreement incorporated herein by reference will conflict with, or result in a breach of, any arrangement or agreement between such Party and any third party.

In WITNESS WHEREOF, each of the undersigned Parties hereby accepts and agrees to the terms and conditions of this Schedule, including their respective obligations set forth in the Supply Agreement and incorporated herein by reference.

DSM PHARMACEUTICALS, INC.


By:
    ---------------------------------
Name/Title:
            -------------------------
Date:
      -------------------------------


AAIPHARMA LLC


By:
    ---------------------------------
Name/Title:
            -------------------------
Date:
      -------------------------------

                                   EXHIBIT B:
                                   [RESERVED]

                                   EXHIBIT C:
                                QUALITY AGREEMENT

  (TO BE AGREED UPON BY THE PARTIES AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE. THE PARTIES WILL WORK IN GOOD FAITH TO FINALIZE THE QUALITY AGREEMENT.)

                                QUALITY AGREEMENT

                           Date Effective: 21 Feb 2007

                                 By and Between

                         XANODYNE PHARMACEUTICALS, INC.
                              One Riverfront Place
                                Newport, KY 41071
                          (Hereafter called "XANODYNE")

Approved by:

XANODYNE


/s/ G. Kevin Arvin
-------------------------------------
G. Keith Arvin
Director of Quality Assurance
Date: Feb 14 2007

                                       AND

                            DSM PHARMACEUTICALS, INC.
                            5900 NW Greenville Blvd.
                        Greenville, North Carolina 27834
                            (Hereafter called "DSM")

Approved by:

DSM PHARMACEUTICALS, INC.


/s/ (Illegible)
-------------------------------------
For Warren A. Horton
Vice President Quality Assurance
DATE: 21 FEB 2007

THE PRODUCTS LISTED IN APPENDIX III (HEREAFTER CALLED THE "PRODUCT" OR "PRODUCTS") ARE SUBJECT TO THE FOLLOWING CONDITIONS:


                           QUALITY AGREEMENT - PAGE 1

                                TABLE OF CONTENTS

1  PURPOSE                                                                     3
2  RELATIONSHIP TO SUPPLY AGREEMENT                                            3
3  SCOPE                                                                       3
4  RESPONSIBILITY                                                              3
5  GMP STANDARDS                                                               4
6  PREMISES                                                                    4
7  AUDITS                                                                      5
8  REGULATORY AGENCY INSPECTIONS                                               6
9  DOCUMENTATION/CHANGE MANAGEMENT                                             7
10 RAW MATERIAL/PACKAGING COMPONENTS                                           8
11 LABORATORY ANALYSIS/DOCUMENTATION                                           8
12 STABILITY                                                                   9
13 RETENTION OF SAMPLES                                                       10
14 VALIDATION                                                                 10
15 COMPUTER SYSTEMS                                                           11
16 CALIBRATION/PREVENTATIVE MAINTENANCE                                       11
17 SUBCONTRACTING                                                             12
18 TRAINING/QUALIFICATION                                                     12
19 INVESTIGATIONS                                                             12
20 DOCUMENTATION REVIEW                                                       13
21 PRODUCT DISPOSITION                                                        14
22 STORAGE AND SHIPMENT                                                       15
23 DOCUMENT RETENTION                                                         15
24 REGULATORY                                                                 16
25 COMPLAINTS                                                                 17
26 RECALLS                                                                    17
27 DISPUTE RESOLUTION                                                         18


                           QUALITY AGREEMENT - PAGE 2

1    PURPOSE

     This Agreement defines the roles and responsibilities for DSM when providing services and/or Products for XANODYNE. This Agreement also defines how the quality departments of DSM and XANODYNE will interact with each other. Unless otherwise specified, XANODYNE refers to XANODYNE PHARMACEUTICALS, INC. and DSM refers to DSM PHARMACEUTICALS, INC.

2    RELATIONSHIP TO SUPPLY AGREEMENT

     This Agreement supplements and is hereby incorporated by reference into the Pharmaceutical Product Supply Agreement ("Supply Agreement") between the Parties for each of the Products as to which this Quality Agreement relates. If such Manufacturing Agreement has not been finalized, the roles and responsibilities in this Agreement remain in force and effect as a stand-alone agreement. In the event of a quality conflict between any of the provisions in the Supply Agreement and this Quality Agreement, this Quality Agreement shall control.

3    SCOPE

     This Quality Agreement covers the quality-related services to be provided by DSM for each Product supplied pursuant to the related Supply Agreement(s), including such additional Products as may be agreed between the parties and added in writing to such Supply Agreement(s).

4    RESPONSIBILITY

     4.1 Communication and Implementation. Responsibility for communication and implementation of this Quality Agreement for XANODYNE and for DSM rests with the management of each party's respective Quality departments. This Agreement is effective upon signature approval of ail parties. The operations for the services and/or Products to be performed by DSM are defined in the Supply Agreement; and quality-related responsibilities are outlined in APPENDIX I of this Quality Agreement. No changes to the terms


                           QUALITY AGREEMENT - PAGE 3
          of this Agreement may be made without the express written consent of both parties.

     4.2 Amendments. This Quality Agreement may be amended as new services and/or Products are added, or as Products are deleted, all as mutually agreed upon by the parties. DSM and XANODYNE contact information may be updated as required by notification to either party.

     4.3 Duration of this Agreement. This Agreement shall commence on execution by both Parties and, subject to the following provisions of this section, shall expire or terminate on the expiry or termination of the Supply Agreement. Any section of this Agreement which has a predefined retention, survival or maintenance period (for example raw data storage, product complaints and sample retention) shall survive the termination of this Agreement for the period defined in the appropriate section. This Agreement cannot be modified except with the written approval of both Parties. Specifications and Master Batch Records may be modified with written authorization from designated Quality Assurance representatives of both companies.

5    GMP STANDARDS

     The services contracted from DSM will comply with applicable domestic and international good manufacturing practices standards (cGMP) as mutually agreed upon in writing, prior to the submission of the application in the foreign country. XANODYNE agrees to comply with policies and procedures adopted by DSM to establish and maintain cGMP, including investigative methodology that governs how DSM interprets and dispositions data in support of final batch disposition.

6    PREMISES

     6.1 Operations. DSM will perform required operations for manufacturing activities at its Greenville, North Carolina site. The premises and equipment used to manufacture the Products will be maintained according to current


                           QUALITY AGREEMENT - PAGE 4
          regulatory requirements and in accordance with the controlled documentation approved by XANODYNE. The manufacture of the Products will be conducted in a suitably controlled environment; and such facilities will be regularly monitored for parameters critical to the process in order to demonstrate and maintain compliance with (i) applicable GMP guidelines and (ii) mutually agreed upon specifications.

     6.2 Controlled Access. DSM will maintain controlled access to the premises. All visitors shall comply with applicable access policies, dress code, cell phone usage, security, and safety requirements.

     6.3 DSM will manufacture the Products at the Plant and will not use or transfer at a later date any of the Manufacturing operations for the Product(s) to Third Parties or other sites without the prior written agreement of Xanodyne Corporate Quality Assurance.

7    AUDITS

     7.1 Annual Audits. DSM will permit XANODYNE's Quality Department to perform a minimum of [**] standard cGMP compliance audit per year for the services contracted, upon reasonable notification from XANODYNE, with actual audit dates subject to mutual agreement with DSM based upon the availability of DSM's personnel and prior audit commitments. Such audit shall not exceed two (2) business days and shall have no more than four (4) auditors. XANODYNE representatives will be escorted by DSM personnel at all times and will only have access to the facility and records relating to the services and Products under contract with XANODYNE.

     7.2 Supplementary Audits. Notwithstanding the foregoing, DSM will permit XANODYNE's Quality Assurance department to conduct additional audits on a date mutually agreed upon by both parties to the extent necessary prior to pre-approval inspections (PAI) or to address significant product


                           QUALITY AGREEMENT - PAGE 5
          quality or compliance problems. Such audits shall be scheduled promptly after notice from XANODYNE following a quality or safety occurrence.

     7.3 Report of Findings. XANODYNE will report audit findings verbally at the close of the audit and will provide a written report within [**] business days of the audit. DSM shall formally respond to observations made by XANODYNE's representatives on areas requiring corrective action. DSM's response will include root cause evaluation, corrective actions, preventative actions, and remedial actions, where appropriate, and shall include a timeline for completion of each action. The response will be sent to the XANODYNE auditor within [**] business days of the receipt of the audit report.

REGULATORY AGENCY INSPECTIONS

     8.1 Regulatory Actions. DSM will promptly inform XANODYNE of any regulatory agency action that specifically affects the contracted services and/or Products to be supplied pursuant to the Supply Agreement. XANODYNE will promptly inform DSM of any regulatory agency action that specifically affects the contracted services for all marketed products produced by DSM.

     8.2 Regulatory Inspections. DSM shall notify XANODYNE of any regulatory agency inspection specifically impacting the products covered by this Agreement within two (2) business days of the initiation of the audit by the regulatory agency. XANODYNE reserves the right to be available on site during an agency inspection when the inspection pertains to a XANODYNE product, DSM shall respond to the regulatory agency on any XANODYNE product-specific citations after consultation with XANODYNE. Upon request, DSM will forward all appropriately redacted regulatory agency documentation (e.g., EIR, FDA-483) and responses that pertain to XANODYNE products to XANODYNE's Quality Department within [**] business days of request or completion of submission. XANODYNE shall notify DSM of any regulatory agency inspection specifically impacting the


                           QUALITY AGREEMENT - PAGE 6
          products covered by this Agreement within [**] business days of the initiation of the audit by the regulatory agency. DSM reserves the right to present site data and/or procedures upon specific requests regarding DSM responsibilities. Copies of formal response letters from DSM including the 483 observations to the FDA that relate to the Product will also be forwarded to Xanodyne Quality Assurance. DSM will consider Xanodyne's comments and suggestions regarding any citations or observations that specifically relate to the manufacture of Xanodyne's products.

9    DOCUMENTATION/CHANGE MANAGEMENT

     9.1 XANODYNE shall not make any changes to DSM-owned or DSM-controlled cGMP documentation without the consent of DSM, in order to ensure that all cGMP documentation, which is maintained at DSM and subject to regulatory review, matches or is consistent with information filed with regulatory authorities. XANODYNE shall be responsible for all costs and penalties incurred if it makes any changes to GMP documentation without DSM's consent.

     9.2 All changes to the Product and related documents shall proceed through a technical and cGMP impact assessment by DSM's quality and change management personnel. The documents which (a) contain changes that may affect XANODYNE's regulatory submissions or the support system and which (b) have a direct impact on the quality systems affecting XANODYNE's Product, will also be reviewed and assessed by XANODYNE's quality and change management personnel for regulatory advice and implementation requirements, as per the agreements between XANODYNE and DSM.


                           QUALITY AGREEMENT - PAGE 7

10   RAW MATERIAL/PACKAGING COMPONENTS

     10.1 DSM shall be responsible for using raw material / packaging components from approved vendors agreed upon by both parties. Prior to use, all raw material / packaging components must be found to be acceptable against pre-established standards. Changes to test methods, or deviations from existing raw materials, packaging components, packaging component specifications or vendors must be documented and approved by XANODYNE and DSM in accordance with the requirements of
          Section 9, above.

     10.2 For vendors designated or utilized by XANODYNE, which are not DSM-approved vendors, XANODYNE shall be responsible for qualifying such vendors and will provide DSM with a Certificate of Compliance statement for such vendors upon request. XANODYNE shall be responsible for ensuring that ail materials and components supplied by XANODYNE or by its designated vendors for use in manufacture of the Products are in full compliance with the specifications registered. XANODYNE shall also forward to DSM a Certificate of Analysis for materials supplied directly by XANODYNE or by its designated vendors.

11   LABORATORY ANALYSIS/DOCUMENTATION

     11.1 Methods Validation. For those analytical methods to be provided by XANODYNE, XANODYNE shall be responsible for providing to DSM approved copies of the current and complete regulatory filed analytical methods and supporting validation documentation relating to the Products, for application by DSM in the production process, including receipt of API and raw materials, in-process product testing, product batch release, drug and product stability, and cleaning validation.

     11.2 In-Process and Finished Product Testing: Transfer of Methods. A method transfer of any test method developed by XANODYNE will be completed prior to DSM's disposition of Products, utilizing the transferred method(s),


                           QUALITY AGREEMENT - PAGE 8
          for release by XANODYNE. XANODYNE will work collaboratively with DSM to transfer any methods required by DSM.

     11.3 Reference Standards. XANODYNE is responsible for supplying any required reference standards that are not readily available through a commonly recognized source. Such reference standards must be accompanied by a Certificate of Analysis listing the expiration date and any correction factors that need to be applied.

     11.4 Confirmation of DSM Data. XANODYNE may perform testing to confirm the DSM data. XANODYNE may perform confirmatory testing during the initial term of this Agreement to validate the DSM data. Periodically thereafter, XANODYNE may test material to confirm the DSM data. Dispute resolutions in conflicting test data will be handled according to the provisions of Section 27.

     11.5 Release Testing. In the event that XANODYNE completes any release testing required for the Products, XANODYNE will supply DSM with a Certificate of Analysis and any release testing data and test specifications from approved suppliers required for release by DSM. DSM shall evaluate all testing data supplied by XANODYNE in order to assign final disposition of Product For any testing which XANODYNE completes, the results shall be made available to DSM in a timely manner so as not to delay release procedures.

12   STABILITY

     DSM is responsible for maintaining a routine stability program for the Products. The stability activities (contract storage, contract testing) will be defined in a mutually agreed upon protocol, which will identify the storage requirements, testing responsibilities, testing specifications and methods, testing intervals, and bracketing, if applicable. DSM will provide a stability report upon completion of the time point testing. The stability program will generally follow ICH guidelines, The


                           QUALITY AGREEMENT - PAGE 9
     stability protocol and/or any subsequent changes shall be approved by XANODYNE via the Change Control System.

     12.1 Out-of Specification Occurrences. Any Out-of-Specifications ("OOS") occurrences that are identified and confirmed according to the stability program will be promptly communicated by DSM to XANODYNE; and DSM shall provide such assistance to XANODYNE as is required for regulatory reporting purposes with respect thereto.

13   RETENTION OF SAMPLES

     13.1 API Samples. DSM will retain samples/of the active ingredients for/we
          (5) years beyond the ingredient date manufactured. DSM will retain samples of excipients for a minimum of [**] years beyond the Date of Manufacture. The amount of sample retained will be at least [**] the quantity required to carry out all of the tests required to determine if the material meets its specifications, with the exception of sterility and pyrogen testing.

     13.2 Product Samples. DSM will retain samples of the Products for [**] year beyond the expiry period. The amount of sample retained will be at least [**] the quantity required to carry out all of the tests required to determine if the material meets its specifications, with the exception of sterility and pyrogen testing.

     13.3 Destruction. DSM will notify XANODYNE prior to destruction of any product at the completion of the retention period.

14   VALIDATION

     14.1 Process Validation. DSM is responsible for ensuring that the manufacturing process is validated. The validation should ensure, with a high degree of certainty, that the process is capable of consistently achieving the Product's acceptance criteria.

     14.2 Cleaning Validation. DSM is responsible for ensuring that adequate cleaning is completed to prevent contamination. Data should be available to support the campaign of batches of the same product and the type of


                           QUALITY AGREEMENT - PAGE 10
          cleaning that will be performed in between manufacturing of the same product, XANODYNE will provide information (i.e. LD50, toxicity, solubility, batch size, fill volume, product min dose/70Kg patient) to establish cleaning limits. DSM shall not use the Product run equipment to manufacture, package, or store a product concerning any of the following compounds without XANODYNE written prior consent: cytoxins, penicillins, steroids or other hormone products.

     14.3 Equipment, Computer, Facility, and Utilities Qualification. DSM is responsible for all equipment, computer, facility, and utility qualification activities associated with the Products.

     14.4 Laboratory Qualification. DSM is responsible for ensuring that all laboratories are in compliance with applicable cGMP guidelines. If analytical work is performed at DSM, then XANODYNE will also provide any existing analytical documentation to assist in methods transfer or methods validation. In addition, if analytical work is not performed at the Greenville site, DSM may elect to perform an audit on vendors to be used for analytical testing. DSM will be responsible for insuring that any vendor selected by DSM fully complies with cGMP requirements. Vendors selected by XANODYNE must be certified by XANODYNE and acceptable per cGMP.

15   COMPUTER SYSTEMS

     Computer Systems used in the manufacturing, packaging, analytical testing, storage, release and stability of XANODYNE Products shall be validated. Where compliance with 21 CFR Part 11, "Electronic Records and Electronic Signatures", is required, DSM will comply with those regulations or have a master plan to achieve compliance.

16   CALIBRATION/PREVENTAT1VE MAINTENANCE

     DSM will maintain a calibration and preventative maintenance program to support the manufacturing, testing, packaging and storage of XANODYNE Products. DSM


                           QUALITY AGREEMENT - PAGE 11
     shall also follow a procedure that documents the actions to be taken in the event of a calibration failure.

17   SUBCONTRACTING

     Any subcontracted laboratory or manufacturing facility must be approved by XANODYNE (this may include an audit) prior to being used by DSM. DSM shall ensure that the subcontracted laboratory or manufacturing facility follows the applicable agreements with XANODYNE. DSM will obtain approval from XANODYNE prior to subcontracting any laboratory for XANODYNE's Product. DSM will audit such subcontractors to determine compliance with cGMP according to DSM's criteria, which may differ from the criteria in the contractor quality agreement with XANODYNE. Any discrepancies will be discussed with XANODYNE.

18   TRAINING/QUALIFICATION

     DSM shall provide a program to assure that all personnel engaged in the manufacturing, packaging, analytical testing, storage, release and stability testing of XANODYNE Products have the education, training and experience to properly perform their assigned functions in compliance with cGMP. Training shall be in the particular operations that the employee performs and in current applicable manufacturing regulations, as they relate to the employee's functions. Training records for all personnel shall be maintained and made available upon request by XANODYNE or pursuant to any regulatory review.

19   INVESTIGATIONS

     19.1 Out of Specification Results (OOS). DSM is responsible for investigating any testing performed by DSM that is confirmed as a failure to meet Product specifications. Each investigation will be reviewed by DSM's Quality Assurance designee, and will follow internal procedures that are in accordance with regulatory guidelines. Confirmed product OOS results will be communicated to XANODYNE as defined within Section 19.2 hereinafter.


                           QUALITY AGREEMENT - PAGE 12

     19.2 Manufacturing Deviations. Any deviation from the process during manufacture, and any OOS result shall be documented by DSM and approved by DSM Quality Assurance and appropriate area management. DSM will notify XANODYNE on a timely basis if any problems are discovered that may impact Product batches previously shipped in order to assure that regulatory reporting guidelines may be met. A list of all investigations will be provided to XANODYNE with the Release Documentation package provided to XANODYNE. A copy of any final investigation report will be reviewed with XANODYNE and included in the Release Documentation package provided to XANODYNE. DSM will notify XANODYNE in the event that a Product or customer provided material will be rejected. This communication will be accompanied by a completed investigation with regard to the failure and include an evaluation of effect of the failure on other batches.

     19.3 Some deviations/OOSs may require that additional testing, stability, or validation be conducted. This work will be performed by DSM as agreed by both Parties.

20   DOCUMENTATION REVIEW

     DSM will provide a standard Certificate of Analysis indicating the test results as well as a signed Certificate of Compliance confirming that the Products have been manufactured, tested, and stored according to the requirements of the Master Production Record and cGMP criteria and include a statement that any deviations identified during the manufacturing process have been satisfactorily closed. These documents will also include the lot numbers, reference to any associated deviations, associated batch expiry dates, and quantities in each shipment DSM will, upon request, provide complete copies to XANODYNE of the batch documentation (Manufacturing Work Order and Packaging Work Order), subject to the mutual agreement of DSM and XANODYNE. DSM, if requested by XANODYNE, shall furnish additional copies, upon reimbursement of DSM's reasonable copying costs.


                           QUALITY AGREEMENT - PAGE 13

21   PRODUCT DISPOSITION

     Release to commerce, shipment, and further distribution of the Products, once dispositioned by DSM for release, is the responsibility of XANODYNE's quality department. DSM will release the product for shipment if all pre-defined release criteria are met. In the event that an intermediate product is to be shipped to XANODYNE for further processing, DSM will release coded product for shipment if all pre-defined intermediate release criteria are met. In such cases, further release to commerce of the finished product shall be the responsibility of XANODYNE. XANODYNE's release to commerce shall be based on regulatory product approval, XANODYNE's internal procedures, the full document package provided by DSM, and completion of any release testing required by XANODYNE Quality Control for its internal release criteria. XANODYNE may, at its own discretion, reject a batch, which DSM has dispositioned as satisfactory. However, the decision to reject shall not be based on a discrepancy between XANODYNE and DSM's methodologies. Any problem discovered by XANODYNE likely to cause rejection of the approved Products will be communicated to DSM within thirty (30) days from receipt of the full release documentation package. If XANODYNE rejects Product, then XANODYNE assumes full financial responsibility for such rejection unless the rejected Product is determined to be non-conforming; and such non-conformity is determined to be the fault of DSM. Any disputes between the parties with respect to rejection of Product shall be resolved in accordance with Section 27 hereinafter.


                           QUALITY AGREEMENT - PAGE 14

22   STORAGE AND SHIPMENT

     22.1 Storage. DSM will store the Products under conditions specified by product label requirements as supplied by XANODYNE. DSM will ensure that during storage before shipping of the Products, appropriate controls are in place to ensure that there is no interference, theft, product contamination, or mixture with any other products or materials. XANODYNE will provide details of any labeling requirements, container sealing and integrity, and storage and shipping conditions for the Products.

     22.2 Packaging and Labeling for Transit. The Products will be labeled and packaged for transit pursuant to instructions timely provided to DSM in writing by XANODYNE and complying with cGMP and other applicable regulations (e.g., OSHA, DEA, DOT).

     22.3 Shipment of Product to XANODYNE. DSM will ship to the designated locations. DSM will not ship any product that is under quarantine unless according to controlled procedures which fully comply with regulatory requirements and which are mutually agreeable between DSM and XANODYNE. In the event that XANODYNE requests DSM to ship product in quarantine, then XANODYNE shall supply DSM with a written certification stating, "Product will not be released to commerce until fully released." XANODYNE may request shipment in quarantine for further processing, or pending adverse weather events.

23   DOCUMENT RETENTION

     DSM will retain, at a minimum, batch production records for the Products and materials for [**] years from manufacture of each batch. Validation records may need to be held for longer than [**] years, considering the Product life cycle. DSM will retain batch records for the expiry date of the Clinical Trial Materials for a maximum of [**] years unless notified of a shorter retention period by XANODYNE, but at a maximum of [**] past the stop use date.


                           QUALITY AGREEMENT - PAGE 15

     DSM will notify XANODYNE prior to destruction of any records at the completion of the retention period.

24   REGULATORY

     24.1 Regulatory filings. XANODYNE is responsible for ensuring all appropriate regulatory filings and import/export documentation are filed with regulatory agencies prior to shipment/human administration. XANODYNE will provide a copy of the applicable product registration as applicable to support regulatory inspection activities.

     24.2 Registration/Drug Listing. DSM is responsible for registering the facilities with the FDA and to maintain the registration form such that it is readily available for FDA inspection. DSM is responsible for drug listing as the manufacturer of the Products for XANODYNE, while XANODYNE is responsible for drug listing as the distributor of the Products. XANODYNE will provide DSM with all required information needed to register the Products with FDA. XANODYNE will notify DSM of changes in the countries of market and scheduled Product launch, where applicable.

     24.3 Annual Product Review. DSM, as required by cGMP's and applicable regulations, will prepare Annual Product Reviews. The Annual Product Review (APR) shall include, at a minimum, a summary of the following from the APR time frame: the batches processed, closed process deviations and investigations, closed complaints, active stability studies (for products tested at DSM), production work orders, analytical standards, and change controls with process validation impact. Statistical trending of finished product test results will be summarized and charted. A summary report of the product retain review will also be provided. The report shall be completed in writing and sent to XANODYNE no later than [**] days after the scheduled APR start date.

     24.4 Annual Report. XANODYNE is responsible for preparing any Annual Report as required by applicable regulations, including 21 CFR 314.70, 314.81, and/or 601.12. XANODYNE will notify DSM as to the approval date of the


                           QUALITY AGREEMENT - PAGE 16
          regulatory license. At least [**] calendar days before the Annual Report due date, XANODYNE shall request in writing from DSM the chemistry, manufacturing, and controls data required for submission of the Annual Report. DSM will provide the requested information to XANODYNE within [**] days.

25   COMPLAINTS

     XANODYNE is responsible for receiving and initially investigating any Product complaints. XANODYNE will notify DSM of any problems thought to be due to manufacture, which are found during the distribution of the product. Upon receipt of the notice of complaints, DSM will promptly perform investigations for these problems. Investigation reports will be forwarded to XANODYNE within [**] calendar days following the date of receipt by DSM. XANODYNE is responsible for reporting any complaint to the appropriate regulatory authority including adverse drug events reports. Any complaint received by DSM will be immediately forwarded to XANODYNE.

26   RECALLS

     XANODYNE, with data and assistance provided by DSM, is responsible for filing Field Alerts and initiating product recalls due to any defect considered sufficiently serious. XANODYNE will provide DSM with a copy of any regulatory correspondence related to field alerts or recalls, in the event that DSM has reason to believe that any Products should be recalled or withdrawn from distribution, DSM shall promptly inform XANODYNE in writing prior to taking any such action. XANODYNE shall notify the FDA, DEA, and any foreign regulatory agencies of any recall, and shall be responsible for coordinating all necessary activities regarding the action taken. XANODYNE acknowledges and understands that DSM, as manufacturer of the Product, has significant regulatory obligations if there are any indications that recall or withdrawal would be necessary. Accordingly, DSM and XANODYNE agree to cooperate fully regarding any proposed recall, product withdrawal, or field correction; and the Parties agree to keep each other advised,


                           QUALITY AGREEMENT - PAGE 17
     and to exchange copies of such documentation as may be required, to assure regulatory compliance. With prior notification to the other party, either party may, in exigent circumstances, make a unilateral, final decision to notify appropriate regulatory agencies,

27   DISPUTE RESOLUTION

     In the event that a dispute arises between DSM and XANODYNE regarding the nonconformity of a batch of the Products or regarding other matters, the senior management of the quality departments from both companies shall in good faith promptly attempt to resolve disputed issues. If the parties cannot reach agreement, the matter shall be resolved in accordance with dispute resolution provisions of the Supply Agreement. XANODYNE may only dispute a batch of Product, which has been dispositioned by DSM for release. Xanodyne Corporate Quality Assurance retains at all times the right to determine Product release status for commercial distribution. Financial liability shall be determined according to the Supply Agreement.


                           QUALITY AGREEMENT - PAGE 18

                     APPENDIX I: OUTLINE OF RESPONSIBILITIES

FUNCTION                                                       DSM    XANODYNE
--------                                                       ----   --------
MANUFACTURING                                                  [**]   [**]
In-Process TESTING (Physical, Chemical Microbial)              [**]   [**]
FP TESTING - Physical, Chemical                                [**]   [**]
FP TESTING - Sterility                                         [**]   [**]
FP RELEASE                                                     [**]   [**]
DISTRIBUTION                                                   [**]   [**]
FP RETAINS                                                     [**]   [**]
FP STABILITY                                                   [**]   [**]
C OF A                                                         [**]   [**]
BATCH RECORD REVIEW/SIGNOFF                                    [**]   [**]
INVESTIGATIONS INTO DEVIATIONS AND NON-CONFORMANCES            [**]   [**]
COMPLAINT RECEIPTS                                             [**]   [**]
COMPLAINT INVESTIGATIONS                                       [**]   [**]
ADVERSE EVENT REPORTS                                          [**]   [**]
FIELD ALERT REPORTS                                            [**]   [**]
RECALLS                                                        [**]   [**]
CUSTOMER RETURNS                                               [**]   [**]
RAW MATERIAL (Active) ORDERS                                   [**]   [**]
RAW MATERIAL (Active) TESTING AND Release                      [**]   [**]
RAW MATERIAL (Inactives/Printed Packaging Materials) ORDERS    [**]   [**]
RAW MATERIALS (Inactives/Printed Packaging Materials) TESTS    [**]   [**]
RAW MATERIAL (Inactives/Printed Packaging Materials) RELEASE   [**]   [**]
SUPPLIER AUDITS (Active)                                       [**]   [**]
SUPPLIER AUDITS (Inactives/Printed Packaging Materials)        [**]   [**]
MAINTENANCE OF VENDOR LISTS                                    [**]   [**]
NOTICE OF PROPOSED CHANGES                                     [**]   [**]
DOCUMENT CHANGE CONTROL                                        [**]   [**]
ANNUAL Product REVIEW                                          [**]   [**]


                           QUALITY AGREEMENT - PAGE 19

                        APPENDIX II: CONTACT INFORMATION

                              XANODYNE KEY CONTACTS

                                                           PRODUCT
NAME                  TITLE       CONTACT NUMBERS          RESPONSIBILITY
----                  ---------   ----------------------   --------------
G. Keith Arvin        Director,   859-547-   859-814-      General Quality
karvin@xanodyne.com   Quality     3880       6338 (cell)
                      Assurance

Thomas L. Bader       Manager,    859-547-   859-992-      General Quality
tbader@xanodyne.com   Quality     38834      1756 (cell)
                      Assurance

                                OSM Key CONTACTS

                                                                  PRODUCT
NAME               TITLE               CONTACT NUMBERS            RESPONSIBILITY
----               -----------------   ------------------------   --------------
Warren             VP, Quality         Ph: 252-707-7710           General Quality
Norton             Assurance           warren.horton@dsm.com

Rob Koger          Director, Quality   Ph: 252-707-2425 rob.      Manufacturing
                   Assurance           koger@dsm. com             Oversight

Peter Amanatides   Director, Quality   Ph: 252-707-2517           Lab Oversight
                   Assurance           peter.amanatides@dsm.com

Will Mitten        Director, Lab       Ph: 252-707-2193           Lab Services
                   Services            will.mitten@dsm.com

Lora Landreth      Manager,            Ph: 252-707-2138 lora.     Stability
                   Stability           landreth @dsm. com

Lisa               Manager, Quality    Ph: 252-707-2083           APRs, Complaints,
Hackett            Assurance           lisa.hackett@dsm.com       Audits,


                           QUALITY AGREEMENT - PAGE 20

APPENDIX III: PRODUCTS

DARVOCETN-100


                           QUALITY AGREEMENT - PAGE 21

QUALITY AGREEMENT

HISTORY OF CHANGES

VERSION   DATE   NAME   REVISIONS/COMMENTS
-------   ----   ----   ------------------


                           QUALITY AGREEMENT - PAGE 22

                                   EXHIBIT D:

                            CONFIDENTIALITY AGREEMENT

1. During the term of this Agreement, the undersigned Parties may disclose certain confidential and proprietary information and data to each other relating to their respective products, including active pharmaceutical ingredients and the finished dosage forms of such active pharmaceutical ingredients (collectively "Products") and businesses, including, but not limited to, financial and other business information, Product samples, formulas, manufacturing processes, specifications, drawings, schematics and other technical, customer and Product development plans, forecasts, strategies and other data. Except as otherwise specifically provided herein, all information disclosed by one Party (in such capacity, the "Disclosing Party") to the other Party (in such capacity, the "Receiving Party") relating to the Disclosing Party's Products and/or its business operations and the results, reports, etc., of testing and evaluation of any such information shall constitute "Proprietary Information."

2. The Disclosing Party shall disclose and supply its Proprietary Information to the Receiving Party solely to assist the Receiving Party in performing its obligations under this Agreement, any related API Schedules, and AAI purchase orders.

3. In consideration of the Disclosing Party's disclosure and supply of Proprietary Information, each Party, as a potential Receiving Party, agrees that, for a period of seven (7) years from the date of such disclosure, it:
     (a) shall use The Disclosing Party's Proprietary Information exclusively for the limited purposes set forth in the first numbered paragraph hereof; and (b) shall not disclose, without the express written consent of the Disclosing Party, any Proprietary Information, including this Agreement or the interest of the Disclosing Party in exploring the possibility of entering into a business relationship with the Receiving Party, to any person other than to those employees of the Receiving Party ("Representatives") who will be directly involved in fulfilling the Receiving Party's obligations hereunder, provided that such Representatives have assumed like obligations of confidentiality to the Disclosing Party.

4. Each Party, as a potential Receiving Party, agrees to advise those of its Representatives who receive Proprietary Information that such information
     (a) is proprietary and confidential to the Disclosing Party and (b) shall not be disclosed to anyone except as authorized herein. Each Party further agrees to take the precautions it normally takes with its own confidential and proprietary information to prevent unauthorized disclose or use of such Proprietary Information, but no less than reasonable precautions.

5. In the event that the Receiving Party becomes compelled to disclose any Proprietary Information, it will provide the Disclosing Party with prompt advance notice in writing so that the Disclosing Party may, at its discretion, intervene prior to disclosure. The Receiving Party will exercise its commercially reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such Proprietary Information.

6. Notwithstanding any of the foregoing, the term "Proprietary Information" and the obligation of confidentiality associated therewith shall not apply to the following information: (a) information which, at the time of the Disclosing Party's disclosure to the Receiving Party, is in the public domain; (b) information which, after the Disclosing Party's disclosure to the Receiving Party, enters the public domain, except where such entry is the result of the Receiving Party's breach of this Agreement or otherwise is the result of any unauthorized disclosure by any of its employees; (c) information which, prior to the Disclosing Party's disclosure to the Receiving Party, was already in the Receiving Party's possession; (d) information which, subsequent to the Disclosing Party's disclosure to the Receiving Party, is obtained by the Receiving Party from a third Party which is Lawfully in possession of such information and not subject to a contractual or fiduciary relationship to the Disclosing Party with respect thereto or (e) information which is developed independently by the Receiving Party without reference to the Proprietary Information.

7. Upon the termination of this Agreement and upon receipt of a written request from the Disclosing Party, the Receiving Party shall promptly return to the Disclosing Party the originals and all copies of any Proprietary Information then in the Receiving Party's possession. Notwithstanding the foregoing, Receiving Party may retain one copy of such Proprietary Information for archival purposes.

8. Each Party understands and acknowledges that, due to the unique nature of each Party's Proprietary Information, any unauthorized disclosure of any portion of Proprietary Information may cause irreparable injury to the Disclosing Party and that no adequate or complete remedy may be available to the Disclosing Party to compensate for such injury. Accordingly, each Party hereby acknowledges that the Disclosing Party may be entitled to injunctive relief in the event of such unauthorized disclosure by the Receiving Party or any of its employees in addition to whatever remedies it might have at Law. In addition, the Receiving Party shall indemnify the Disclosing Party from any loss or harm, including, without limitation, reasonable attorney's fees, resulting from any breach or enforcement of the Receiving Party's obligations hereunder or the unauthorized use or release of any such Proprietary Information. The Receiving Party will notify the Disclosing Party in writing promptly upon the occurrence of any such unauthorized release or other breach of which it becomes aware.

                       MANUFACTURING AND SUPPLY AGREEMENT
                                PRODUCT SCHEDULE

PRODUCT SCHEDULE TO MANUFACTURING AND SUPPLY AGREEMENT (the "Supply Agreement") DATED JANUARY 26, 2004 AND ORIGINALLY EXECUTED BY DSM PHARMACEUTICALS ("Manufacturer") AND AAIPHARMA LLC ("AAI")

This Product Schedule, effective as of January 26, 2004, supplements the Supply Agreement by, among other things, identifying a particular Product, the purchase and sale of which shall be governed by the terms of the Supply Agreement as well as this Schedule.

1.   PRODUCT: Darvocet-N 100 in the following dosage forms.

2. PRODUCT DOSAGE FORM(S) AND STAGES OF COMPLETION (E.G. BULK OR FINISHED PACKAGE FORM): finished packaged form - 500-count and 100-count tablets in bottles.

3.   PRODUCT SPECIFICATIONS: To be provided by AAI.

4.   ACTIVE PHARMACEUTICAL INGREDIENT: propoxyphene napsylate and acetaminophen.

5. PURCHASE PRICE FOR PRODUCT AND CERTAIN RELATED SERVICES: See Attachment 1 to this Schedule, Pricing shall remain firm for the reminder of the calendar year following the Qualification Date and may be increased only upon written agreement between the parties or as provided by Article 8 of the Supply Agreement.

6.   OTHER ARRANGEMENTS, IF ANY:

     (a) The parties agree to negotiate in good faith toward the execution of Product Schedules for additional propoxyphene dosage forms and strengths requested by AAI. DSM agrees to provide AAI all other dosage forms and strengths of propoxyphene at a profit margin no greater than the margin from the Darvocet-N 100 pricing set forth in this Product Schedule.

     (b) AAI shall purchase at least [**] percent ([**]%) of its requirements for the Product from DSM during the term of this Product Schedule. The parties acknowledge that market dynamics, including additional third party entrants and potential line extensions by AAI, will affect the quantity necessary to satisfy AAI's commercial requirements.

     (c) From and after the Effective Date of this Product Schedule and for a period of two (2) years following the expiration, or termination of this Product Schedule for any reason other than material breach by AAI, hereof (and the Supply Agreement, to the extent related hereto), DSM shall not manufacture, process, formulate, package, label, test or sell, on behalf of itself or any other entity, any pain relief product containing a formulation of propoxephene.


                     DARVOCET-N 100 PRODUCT SCHEDULE: PAGE 1

     (d) In the event that AAI forecasts zero (0) quantities of Darvocet-N 100 for a period of [**] consecutive months, then this Product Schedule shall be deemed to be terminated.

7. SPECIAL SHIPPING INSTRUCTIONS: Davocet N-100 is a Schedule IV Controlled Substance and thus must be handled per the applicable laws and regulations. The carrier shall be subject to the mutual agreement of the Parties.

This Schedule is subject to and incorporates all terms and conditions of the Supply Agreement, and, except as modified herein, all terms and conditions of the Supply Agreement shall remain in full force and effect.

Each party represents that neither this Schedule nor any of its obligations hereunder or under the Supply Agreement incorporated herein by reference will conflict with, or result in a breach of, any arrangements or agreement between such party and any third party.

IN WITNESS WHEREOF, each of the undersigned parties hereby accepts and agrees to the terms and conditions of this Schedule, including their respective obligations set forth in the Supply Agreement and incorporated herein by reference.

DSM PHARMACEUTICALS, INC.               AAIPHARMA LLC


By: /s/ Terence S. Novak                By: /s/ David M. Hurley
    ---------------------------------       ------------------------------------
    Terence S. Novak                        David M. Hurley, Chief Operating
    Sr. V.P. Commercial Operations          Officer of aaiPharma Inc.

Date: 1/26/04                           Date: January 30, 2004


                     DARVOCET-N 100 PRODUCT SCHEDULE: PAGE 2

                                  ATTACHMENT 1

I. DEVELOPMENT SCOPE:

Manufacturer will perform the following transfer activities for Darvocet-N 100:

Description of Service                                                     Price
----------------------                                                     -----
PHASE I - DARVOCET-N 100
   Cleaning Residue Detection Method Transfer                              $[**]
   Create Items Numbers and Analytical Standards                           $[**]
   Receive and Release Raw Materials                                       $[**]
   Provide Technical Transfer Report - Lilly API                           $[**]
   Provide Technical Transfer Report - Mallinckrodt API                    $[**]
   Provide Submission ready Documentation (copies of CoA, Batch Records)   $[**]
   Raw Materials                                                           $[**]
   Hartnett Printer Validation/Installation                                $[**]
   Development Work / Fette Press                                          $[**]
   Manufacturing Process Qualification                                     $[**]
   Packaging Process Qualification - 100 & 500 Count                       $[**]
   Cleaning Process Qualification                                          $[**]
   Validation Master Plan and Summary Report                               $[**]
      SUB-TOTAL $[**]

Experimental, Stability and Validation Batches

PRODUCT                                          QTY   PRICE/BATCH   EXTENDED PRICE
-------                                          ---   -----------   --------------
PHASE I
DARVOCET-N 100 - LILLY API
Experimental Batch                                1       $[**]           $[**]
   Submission Batch                               1       $[**]           $[**]
Validation Batch (500 & 100 Count) - Lilly API    3       $[**]           $[**]
Validation Batch (500 & 100 Count) -
   Mallincrodt API                                1       $[**]           $[**]
   Avicel Trial                                   1       $[**]           $[**]
   Placebo Batch                                  1       $[**]           $[**]
   Scale - Up Batch                               1       $[**]           $[**]
   Scale - Up Batch                               1       $[**]           $[**]
      TOTAL                                                               $[**]

ASSUMPTIONS

1.   Batch prices include raw materials and packaging materials.

2.   Submission batch prices include packaging 100 count and 500 count bottles.


                     DARVOCET-N 100 PRODUCT SCHEDULE: PAGE 3

3. Analytical testing required to execute this project will be performed by AAI, with the exception of residual cleaning analysis and component release testing.

4. A validated method for residual detection will be transferred to Manufacturer from AAI.

II. COMMERCIAL PRICING:

Product            Anticipated Annual Volume Units   Commercial Price/Unit
-------            -------------------------------   ---------------------
Darvocet-N 100
100 Count Bottle                 [**]                        $[**]
Darvocet-N 100
500 Count Bottle                 [**]                        $[**]

ASSUMPTIONS

1.   Pricing review principles are more fully described in the Supply Agreement.

2. Propoxyphene Napsylate will be available to Manufacturer at a cost of $[**]/Kg

3.   Darvocet-N 100 - Bottle of 100 Package Configuration

     a.   200cc round bottle

     b.   38mm C/R cap with induction seal

     c.   16 gram Rayon coil

     d.   One label per bottle

     e.   One topsert applied by glue to the top of each bottle

     f.   Six bottles per bundle

     g.   Forty-eight bottles per shipper

     h.   Unprinted shipper with shipping label

4.   Darvocet-N 100 - bottle of 500 Package Configuration

     a.   625cc round bottle

     b.   53mm C/T cap with induction seal

     c.   28gm Rayon coil

     d.   One label per bottle

     e.   One topsert applied by glue to top of each cap

     f.   Six bottles per bundle

     g.   Twelve bottles per shipper

     h.   Unprinted shipper with shipping label

III. GENERAL PROJECT ASSUMPTIONS

1. The project's scope involves technology transfer of Darvocet-N 100 manufacture and is therefore developmental in nature. As such, issues and unexpected outcomes are anticipated for which ongoing technical support by Manufacturer may be required. The project will be executed by Manufacturer on a best efforts basis.

2. Manufacturer Regulatory Affairs will provide, at a minimum, in-house regulatory support and raw data necessary to support the regulatory submission. Additional Regulatory consulting will be billed at a rate of $[**] per hour as requested.


                     DARVOCET-N 100 PRODUCT SCHEDULE: PAGE 4

3. The cost of Manufacturer vendor audits for client specified components, if required, are incremental to this proposal. AAI, at its discretion, may hire Manufacturer to perform such audits or perform the audits itself.

4. All manufacturing will take place at the Manufacturer's facility in Greenville, North Carolina.

5. All documentation and reports will be provided in standard Manufacturer format(s). Any preparation of AAI-specific report formats or any reformatting of previously prepared reports will be provided at additional costs.

6. For non-US destinations: All fees are quoted and payable in US dollars. Any shipping or other expenses due and payable after delivery FOB to a common carrier by Manufacturer will be the responsibility of AAI. Examples of such amounts include, but are not limited to: export fees, customs, tariffs, excise fees, brokerage charges, port fees, importation charges, documentation certification and/or notarization, etc.

IV. CAPITAL ESTIMATE:

DSM will purchase the items listed below. AAI will reimburse DSM for the cost of the items purchased and all out-of-pocket expenses associated with the purchase and installation of such items.

Description                             Cost
-----------                            -----
Compressing Tooling (Darvocet-N 100)   $[**]
Printer Tooling (Darvocet-N 100)       $[**]
Compressing Tooling (PO 4537080)       $[**]
Change Parts Quote (PO 4542225)        $[**]


                     DARVOCET-N 100 PRODUCT SCHEDULE: PAGE 5